Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ASPIRATIONAL CONSUMER LIFESTYLE CORP.,

KITTYHAWK MERGER SUB LLC,

WHEELS UP BLOCKER SUB LLC,

KITTYHAWK BLOCKER SUB I INC.,

KITTYHAWK BLOCKER SUB II INC.,

KITTYHAWK BLOCKER SUB III INC.,

KITTYHAWK BLOCKER SUB IV INC.,

KITTYHAWK BLOCKER SUB V INC.,

KITTYHAWK BLOCKER SUB VI INC.,

KITTYHAWK BLOCKER SUB VII INC.,

KITTYHAWK BLOCKER SUB VIII INC.,

KITTYHAWK BLOCKER SUB IX INC.,

WHEELS UP NHF LLC,

WHEELS UP NHT LLC,

WHEELS UP USET LLC,

GRTHCOCP WU HOLDINGS LLC,

FSGRWCO WU HOLDINGS LLC,

GROWTHCO WU HOLDINGS LLC,

OTC WU HOLDINGS LLC,

NEA 15 WHEELS UP HOLDINGS, LLC,

DPJ HOLDCO INC.

and

WHEELS UP PARTNERS HOLDINGS LLC

dated as of February 1, 2021

i

	TABLE OF CONTENTS
	(continued)
		Page

	Article VIII

	COVENANTS OF ACQUIROR

Section 8.1.	Employee Matters	90
Section 8.2.	Trust Account Proceeds and Related Available Equity	91
Section 8.3.	Listing	91
Section 8.4.	No Solicitation by Acquiror	92
Section 8.5.	Acquiror Conduct of Business	92
Section 8.6.	Post-Closing Directors and Officers of Acquiror	94
Section 8.7.	Domestication	95
Section 8.8.	Indemnification and Insurance	95
Section 8.9.	Acquiror Public Filings	96
Section 8.10.	PIPE Subscriptions	97
Section 8.11.	Stockholder Litigation	97

	Article IX

	JOINT COVENANTS

Section 9.1.	HSR Act; Other Filings	98
Section 9.2.	Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals; Resale Registration	99
Section 9.3.	Support of Transaction	103
Section 9.4.	Tax Matters	104
Section 9.5.	Section 16 Matters	104
Section 9.6.	Cooperation; Consultation	104
Section 9.7.	Blocker Activities	105

	Article X

	CONDITIONS TO OBLIGATIONS

Section 10.1.	Conditions to Obligations of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Company	105
Section 10.2.	Conditions to Obligations of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs	106
Section 10.3.	Conditions to the Obligations of the Company	107
Section 10.4.	Conditions to the Obligations of the Blockers	107

	Article XI

	TERMINATION/EFFECTIVENESS

Section 11.1.	Termination	108
Section 11.2.	Effect of Termination	109

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Seventh Amended and Restated Company LLC Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Incentive Equity Plan

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of February 1, 2021 (this “Agreement”), is made and entered into by and among (a) Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), (b) KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), (c) Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Blocker Sub”), (d) KittyHawk Blocker Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub I”), (e) KittyHawk Blocker Sub II Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub II”), (f) KittyHawk Blocker Sub III Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub III”), (g) KittyHawk Blocker Sub IV Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IV”), (h) KittyHawk Blocker Sub V Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub V”), (i) KittyHawk Blocker Sub VI Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VI”), (j) KittyHawk Blocker Sub VII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VII”), (k) KittyHawk Blocker Sub VIII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VIII”), (l) KittyHawk Blocker Sub IX Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IX”, and together with Blocker Merger Sub I, Blocker Merger Sub II, Blocker Merger Sub III, Blocker Merger Sub IV, Blocker Merger Sub V, Blocker Merger Sub VI, Blocker Merger Sub VII, Blocker Merger Sub VIII, the “Blocker Merger Subs”), (m) Wheels Up NHF LLC, a Delaware limited liability company (“WUNHF Blocker”), (n) Wheels Up NHT LLC, a Delaware limited liability company (“WUNHT Blocker”), (o) Wheels Up USET LLC, a Delaware limited liability company (“WUUSET Blocker”), (p)  GRTHCOCP WU Holdings LLC, a Delaware limited liability company (“GRTHCOCP Blocker”), (q) FSGRWCO WU Holdings LLC, a Delaware limited liability company (“FSGRWCO Blocker”), (r) GROWTHCO WU Holdings LLC, a Delaware limited liability company (“GROWTHCO Blocker”), (s) OTC WU Holdings LLC, a Delaware limited liability company (“OTC Blocker”), (t) NEA 15 Wheels Up Holdings, LLC, a Delaware limited liability company (“NEA15 Blocker”), (u) DPJ Holdco Inc., a Delaware corporation (“DPJ Blocker”, and together with the WUNHF Blocker, the WUNHT Blocker, the WUUSET Blocker, the GRTHCOCP Blocker, the FSGRWCO Blocker, the GROWTHCO Blocker, the OTC Blocker and the NEA15 Blocker, the “Blockers”), and (v) Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”). Notwithstanding anything to the contrary herein, the Blockers are parties to this Agreement solely for the purposes of Articles I, V, VI, and X and Sections 2.1(b), 2.2(a), 2.2(b), 2.3 through 2.7, 3.1, 3.2, 3.4, 3.5, 9.3, 9.7, 11.2, 12.1 through 12.17 and 12.19 and, solely with respect to DPJ Blocker, Section 12.20 (collectively, the “Blocker Provisions”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (2020 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibit A and Exhibit B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (c) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (d) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-third of one Domesticated Acquiror Warrant;

WHEREAS, as of immediately prior to the First Step Blocker Effective Time (as defined below), each of the Blockers will hold Company Preferred Interests (as defined below), and in order to effect the transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, as applicable, (a) following the Domestication, simultaneously (i) Blocker Merger Sub I will merge with and into WUNHF Blocker, the separate entity existence of Blocker Merger Sub I will cease and WUNHF Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger I”), (ii) Blocker Merger Sub II will merge with and into WUNHT Blocker, the separate entity existence of Blocker Merger Sub II will cease and WUNHT Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger II”), (iii) Blocker Merger Sub III will merge with and into WUUSET Blocker, the separate entity existence of Blocker Merger Sub III will cease and WUUSET Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger III”), (iv) Blocker Merger Sub IV will merge with and into GRTHCOCP Blocker, the separate entity existence of Blocker Merger Sub IV will cease and GRTHCOCP Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger IV”), (v) Blocker Merger Sub V will merge with and into FSGRWCO Blocker, the separate entity existence of Blocker Merger Sub V will cease and FSGRWCO Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger V”), (vi) Blocker Merger Sub VI will merge with and into GROWTHCO Blocker, the separate entity existence of Blocker Merger Sub VI will cease and GROWTHCO Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger VI”), (vii) Blocker Merger Sub VII will merge with and into OTC Blocker, the separate entity existence of Blocker Merger Sub VII will cease and OTC Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger VII”), (viii) Blocker Merger Sub VIII will merge with and into NEA15 Blocker, the separate entity existence of Blocker Merger Sub VIII will cease and NEA15 Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger VIII”), (ix) Blocker Merger Sub IX will merge with and into DPJ Blocker, the separate entity existence of Blocker Merger Sub IX will cease and DPJ Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger IX”, and together with Blocker Merger I, Blocker Merger II, Blocker Merger III, Blocker Merger IV, Blocker Merger V, Blocker Merger VI, Blocker Merger VII, Blocker Merger VIII, the “First Step Blocker Mergers”), and (b) thereafter, each of the surviving Blockers will simultaneously merge with and into Blocker Sub, with Blocker Sub as the surviving entity (each, a “Second Step Blocker Merger”, and collectively, the “Second Step Blocker Mergers”, and together with the First Step Blocker Mergers, the “Blocker Mergers”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, (a) immediately following the Second Step Blocker Effective Time, Merger Sub will merge with and into the Company, the separate entity existence of Merger Sub will cease and the Company will be the surviving entity (the “Company Merger”, and together with the Blocker Mergers, the “Mergers”) with Acquiror as its Managing Member (as defined below), and (b) thereafter, Acquiror will change its name to “Wheels Up Experience Inc.”;

WHEREAS, at the Effective Time, the Company LLC Agreement (as defined below) shall be amended and restated in the form attached as Exhibit C hereto (with such changes as may be agreed in writing by Acquiror and the Company) (the “A&R LLC Agreement”);

WHEREAS, upon the Effective Time, all of the Company Equity Interests (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the consideration set forth in this Agreement;

WHEREAS, each of the parties intends that, for United States federal income tax purposes, (a) the Domestication will qualify as a reorganization under Section 368(a)(1)(F) of the Code; (b) each of the Blocker Mergers will qualify as a reorganization under Section 368(a)(1)(A) of the Code; (c) the Mergers collectively, together with the purchases of Domesticated Acquiror Class A Common Stock by the PIPE Investors, will qualify as a contribution under Section 351 of the Code; and (d) the Cash Contribution will qualify as a contribution under Section 721 of the Code by the Acquiror to the Company;

WHEREAS, the board of managers or directors, managing member or other governing body, as applicable, of each Blocker has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for such Blocker to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by such Blocker’s equityholder(s);

WHEREAS, the equityholders(s) of each Blocker has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company Equityholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Equityholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Equityholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to equityholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, each of the Boards of Directors of Acquiror and the Blocker Merger Subs has (a) determined that it is advisable for Acquiror and the Blocker Merger Subs, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and the sole shareholder of the Blocker Merger Subs;

WHEREAS, Acquiror, as sole member of each of Merger Sub and Blocker Sub and sole shareholder of each of the Blocker Merger Subs, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other parties thereto have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and the other parties thereto have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Class A Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the Major Company Equityholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Blockers and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.      Definitions. As used herein, the following terms shall have the following meanings:

“A&P” has the meaning specified in Section 12.18(b).

“A&P Privileged Communications” has the meaning specified in Section 12.18(b).

“A&R LLC Agreement” has the meaning specified in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Class A Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 11.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.

“Acquiror Financial Statements” has the meaning specified in Section 6.6(d).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 6.5.

“Acquiror Securities” has the meaning specified in Section 6.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 9.2(c)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 9.2(c)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(c).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Fully Diluted Company Interests” means, without duplication, (a) the aggregate number of Company Interests that are (i) issued and outstanding immediately prior to the First Step Blocker Effective Time, taking into consideration Profits Interests in a number equal to the aggregate number of Profits Interests multiplied by the Profits Interest Proceeds Ratio, or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (b) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.

“Aggregate Merger Consideration” means, collectively, a number of shares of Domesticated Acquiror Class A Common Stock equal to the quotient obtained by dividing (a) the Base Purchase Price by (b) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 11.1(e).

“Aircraft” has the meaning specified in Section 4.31(b).

“Aircraft Management Agreement Aircraft” or “AMA Aircraft” has the meaning specified in Section 4.31(b).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Aspirational Group” has the meaning specified in Section 12.18(a).

“Audited Consolidated Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Aviation Laws” has the meaning specified in Section 4.31(a).

“Base Purchase Price” means $1,885,000,000.

“Blocker Disclosure Letter” has the meaning specified in the introduction to Article V.

“Blocker Equity Interests” means the issued and outstanding limited liability company interests, capital stock or other equity interests of a Blocker.

“Blocker Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Blocker Organization), Section 5.2 (Due Authorization), Section 5.5 (Capitalization) and Section 5.9 (Brokers’ Fees).

“Blocker Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Blocker Merger I” has the meaning specified in the Recitals hereto.

“Blocker Merger II” has the meaning specified in the Recitals hereto.

“Blocker Merger III” has the meaning specified in the Recitals hereto.

“Blocker Merger IV” has the meaning specified in the Recitals hereto.

“Blocker Merger V” has the meaning specified in the Recitals hereto.

“Blocker Merger VI” has the meaning specified in the Recitals hereto.

“Blocker Merger VII” has the meaning specified in the Recitals hereto.

“Blocker Merger VIII” has the meaning specified in the Recitals hereto.

“Blocker Merger IX” has the meaning specified in the Recitals hereto.

“Blocker Mergers” has the meaning specified in the Recitals hereto.

“Blocker Merger Sub I” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub II” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub III” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub IV” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub V” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub VI” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub VII” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub VIII” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub IX” has the meaning specified in the Preamble hereto.

“Blocker Merger Subs” has the meaning specified in the Preamble hereto.

“Blocker Owners” means, with respect to each Blocker, the Person(s) set forth corresponding to such Blocker on Section 5.5 of the Blocker Disclosure Letter.

“Blocker Provisions” has the meaning specified in the Preamble.

“Blocker Sub Initial Held Interests” has the meaning specified in Section 3.1(d).

“Blocker Sub” has the meaning specified in the Preamble hereto.

“Blockers” has the meaning specified in the Preamble hereto.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cancelled Blocker Interests” has the meaning specified in Section 3.1(b).

“Cash Contribution” means the Remaining Trust Amount plus the PIPE Investment Amount, or such lesser portion thereof that Acquiror and the Company may mutually agree prior to the Closing Date.

“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Islands Registrar of Companies.

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror, the Surviving Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Surviving Company or any of their respective Subsidiaries (other than the exchange of Wheels Up Exchangeable Units for Acquiror Common Stock pursuant to the A&R LLC Agreement), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors of Acquiror or the Surviving Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror, the Surviving Company or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Surviving Company to any Person.

“Class A Preferred Interests” has the meaning specified in Section 4.6(a).

“Class B Preferred Interests” has the meaning specified in Section 4.6(a).

“Class C Preferred Interests” has the meaning specified in Section 4.6(a).

“Class D Preferred Interests” has the meaning specified in Section 4.6(a).

“Class E Preferred Interests” has the meaning specified in Section 4.6(a).

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Date Indebtedness” has the meaning specified in Section 7.5(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option, a Profits Interest Award, or a Restricted Interest Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Common Interests” means the equity interests of the Company designated as “Common Interests”, excluding any such equity interests that are Profits Interests or Restricted Interests.

“Company Cure Period” has the meaning specified in Section 11.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Equity Interests” means the Company Common Interests and the Company Preferred Interests.

“Company Equityholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least (i) a majority of the outstanding Company Common Interests entitled to vote, (ii) two-thirds (2/3) of the outstanding Company Preferred Interests, voting as a single class, (iii) a majority of the outstanding Class A Preferred Interests, voting as a single class, (iv) two-thirds of the outstanding Class B Preferred Interests, voting as a single class, (v) 70% of the outstanding Class C Preferred Interests, voting as a single class, (vi) 80% of the outstanding Class D Preferred Interests, voting as a single class, and (vii) a majority of the outstanding Class E Preferred Interests, voting as a single class, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Equityholders” means all holders of Company Interests or Company Options.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Acquiror, the Company and each of the Requisite Company Equityholders, as amended or modified from time to time.

“Company Incentive Plan(s)” means the Wheels Up Partners Holdings LLC Option Plan and the Wheels Up Partners Holdings LLC Equity Incentive Plans I – VIII, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 8.8(a).

“Company Interests” means equity interests in the Company, including Company Common Interests, Company Preferred Interests, Profits Interests and Restricted Interests.

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, and relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 17, 2020.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Company Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter, (x) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (xi) any action taken by, or at the request of, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the aviation industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Merger” has the meaning specified in the Recitals hereto.

“Company Option” means an option to purchase Company Common Interests granted under the Company Incentive Plans.

“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Preferred Interests” means the Class A Preferred Interests, Class B Preferred Interests, Class C Preferred Interests, Class D Preferred Interests and Class E Preferred Interests of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Constituent Companies” has the meaning specified in Section 2.1(c).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft Terms” means terms in an Open Source License that require, as a condition of use, modification and/or distribution of any Open Source Materials, pursuant to the applicable Open Source License, that such Open Source Materials, or other software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Families First Coronavirus Response Act (FFCRA), and any other actions directly relating to the health and safety of its employees, customers and others with whom the Company has business dealings taken by the Company and/or any of its Subsidiaries in response to COVID-19 that are of a nature and scale reasonably consistent with the types of actions taken by similarly situated businesses in response thereto.

“Credit Documents” means, collectively, (a) that certain Amended and Restated Secured Credit Agreement, dated as of August 27, 2014 (the “Credit Agreement”), among Wheels Up Partners LLC, the lenders party thereto, Bank of Utah, as security trustee and administrative agent, as amended by Omnibus Agreement and Amendment No. 1, dated as of June 30, 2015, among such parties, as further amended by Amendment No. 2 to Amended and Restated Secured Credit Agreement, dated as of September 14, 2015, among Wheels Up Partners LLC and the required lenders party thereto, as further amended by Second Omnibus Agreement and Amendment No. 3 to Credit Agreement and Amendment No. 2 to Security Agreement, dated as of April 1, 2016, between Wheels Up Partners LLC and Bank of Utah, as administrative agent and as security trustee, and as consented to and agreed by the lenders thereto, and as further amended by Amendment No. 4 to Credit Agreement, dated as of December 15, 2017, between Wheels Up Partners LLC and Bank of Utah, as administrative agent and as security trustee, and consented to and agreed by the Class B Lender identified therein, together with the Loan Documents (as defined in the Credit Agreement), (b) that certain Note Purchase Agreement, dated as of May 27, 2016 (the “2016 NPA”), among WU Finance I LLC, as issuer, WU Finance I Holdings Trust, as issuer parent, the purchasers identified therein, and Bank of Utah, as security trustee, together with the Finance Documents (as defined in the 2016 NPA) and (c) that certain Note Purchase Agreement, dated as of June 30, 2017 (the “2017 NPA”), among WU Finance II LLC, as issuer, WU Finance II Holdings Trust, as issuer parent, the purchasers identified therein, and Bank of Utah, as security trustee, together with the Finance Documents (as defined in the 2017 NPA).

“Delta” means Delta Air Lines, Inc., a Delaware corporation.

“Delta Investor Rights Agreement” means that certain letter agreement, dated as of the date hereof, between Delta and the Company.

“D&O Indemnified Parties” has the meaning specified in Section 8.8(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter, the Blocker Disclosure Letter or the Acquiror Disclosure Letter.

“Distributable Aggregate Merger Consideration” means the aggregate number of shares of Domesticated Acquiror Class A Common Stock and the aggregate number of shares of Unvested Wheels Up EO Units, in each case, into which the Blocker Equity Interests (other than Cancelled Blocker Interests), Company Common Interests (other than any Company Common Interests subject to Company Options) and Company Preferred Interests (other than Company Preferred Interests held by any Blockers or Blocker Sub) are converted into the right to receive pursuant to Section 3.1(a), Section 3.1(d) and Section 3.1(d) hereof, respectively, and into which the Profits Interest Award and Restricted Interest Award are converted pursuant to Section 3.3(b) and Section 3.3(c), respectively.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“DOT” has the meaning specified in Section 4.31(a).

“DPJ Blocker” has the meaning specified in the Preamble hereto.

“DPJ Blocker Withdrawal Notice” has the meaning specified in Section 12.20.

“Earnout Shares” means the shares of Acquiror Common Stock, if any, issued pursuant to Section 3.4.

“Effective Time” has the meaning specified in Section 2.3(d).

“Effective Time Company Fully Diluted Shares” means the sum of the number of Company Common Interests, Company Preferred Interests, Profits Interests and Restricted Interests issued and outstanding as of immediately prior to the First Step Blocker Effective Time, in each case calculated on a fully-vested basis.

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of Acquiror Common Shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Interests.

“Export Approvals” has the meaning specified in Section 4.26(a).

“FAA” has the meaning specified in Section 4.31(a).

“Filing Deadline” has the meaning specified in Section 9.2(b)(i).

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“First Earnout Achievement Date” has the meaning specified in Section 3.4(a).

“First Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Wheels Up RI Units between the Effective Time and the First Earnout Achievement Date.

“First Step Blocker Effective Time” has the meaning specified in Section 2.3(b).

“First Step Blocker Mergers” has the meaning specified in the Recitals hereto.

“First Step Blocker Surviving Entity” has the meaning specified in Section 2.1(b)(i).

“FSGRWCO Blocker” has the meaning specified in the Preamble hereto.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, blanket purchase agreement, letter agreement, “other transaction” agreement, grant, cooperative agreement or other similar Contract, or other commitment or funding vehicle between such Person and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any Contract described in the foregoing clause (a) or (b). A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GROWTHCO Blocker” has the meaning specified in the Preamble hereto.

“GRTHCOCP Blocker” has the meaning specified in the Preamble hereto.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in 8.1(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn-outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (iv) rights in algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, know-how, processes, formulae, models, and methodologies (“Trade Secrets”); (vi) rights of publicity, (vii) moral rights and rights of attribution and integrity, (viii) social media accounts and usernames, and account identifiers; and (ix) all applications and registrations, and any renewals, and extensions for the foregoing.

“Intended Tax Treatment” has the meaning specified in Section 2.7

“Interim Period” has the meaning specified in Section 7.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 6.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries having a base annual rental in excess of $100,000 annually, or which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, leases, subleases, restrictions, or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Equityholder” means each of the holders of Company Interests set forth on Section 1.1 of the Company Disclosure Letter.

“Managing Member” has the meaning specified in the A&R LLC Agreement.

“Merger Certificate” has the meaning specified in Section 2.1(c).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Remaining Trust Amount” means an amount equal to $120 million.

“Minimum PIPE Investment Amount” means $360 million.

“MIP LLC” means Wheels Up MIP LLC, an Affiliate of the Company and single-purpose entity formed for the purpose of administering and effectuating the award of profits interests under the Wheels Up Partners Holdings LLC Equity Incentive Plans I – VIII.

“MIP RI LLC” means Wheels Up MIP RI LLC, an Affiliate of the Company and single-purpose entity formed for the purpose of administering and effectuating the award of restricted interests under the Wheels Up Partners Holdings LLC Equity Incentive Plans VII and VIII.

“Modification in Recommendation” has the meaning specified in Section 9.2(c).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 8.3.

“NEA15 Blocker” has the meaning specified in the Preamble hereto.

“NISPOM” means the National Industrial Security Policy Operating Manual and any regulation pertaining thereto.

“NYSE” has the meaning specified in Section 6.6(c).

“Offer Documents” has the meaning specified in Section 9.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“OTC Blocker” has the meaning specified in the Preamble hereto.

“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.

“Payoff Amount” has the meaning specified in Section 7.5(b).

“Payoff Letters” has the meaning specified in Section 7.5(b).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Leased Real Property, (vi) Liens, if any, arising from non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole and (xi) Liens arising under the Credit Documents, to the extent not terminated as provided in Section 7.5 in connection with the Closing.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Profits Interest” means a membership interest in the form of a “profits interest” (within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191) in the Company, including any profits interest granted to MIP LLC which corresponds to a profits interest in MIP LLC granted to an eligible service provider of the Company or any of its Subsidiaries.

“Profits Interest Award” means an award of Profits Interests.

“Profits Interest Proceeds Ratio” means the intrinsic value of a Profits Interest assuming a hypothetical liquidation of the Company upon the Closing for the Base Purchase Price, after taking into consideration the relevant participation threshold of each such Profits Interest and any distribution preferences applicable to other Company Interests in accordance with Section 9 of the Company LLC Agreement (as in effect on the date of this Agreement without further amendment), divided by the Per Share Merger Consideration. Any Out-of-the-Money Profits Interest shall be deemed to have no intrinsic value for purposes of the Profits Interest Proceeds Ratio.

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section  9.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).

“Q1 2021 Financial Statements” has the meaning specified in Section 7.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Registrable Exchange Securities” shall mean the shares of Domesticated Acquiror Class A Common Stock issuable in exchange for Wheels Up Exchangeable Units; provided, however, that such Registrable Exchange Securities shall cease to be Registrable Exchange Securities with respect to any Company Equityholder upon the earliest to occur of (a) when the issuance of such Registrable Exchange Securities shall have been registered pursuant to an effective Registration Statement, (b) when such Registrable Exchange Securities have been sold, transferred, disposed of or exchanged by such Company Equityholder, (c) the date on which such Registrable Exchange Securities can be sold by such Company Equityholder in accordance with Rule 144 without volume limitations and (d) the date on which such securities shall have ceased to be outstanding.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).

“Remaining Trust Amount” has the meaning specified in Section 8.2(a).

“Requisite Company Equityholders” means the holders of at least (i) a majority of the outstanding Company Common Interests entitled to vote, (ii) two-thirds (2/3) of the outstanding Company Preferred Interests, voting as a single class, (iii) a majority of the outstanding Class A Preferred Interests, voting as a single class, (iv) two-thirds of the outstanding Class B Preferred Interests, voting as a single class, (v) 70% of the outstanding Class C Preferred Interests, voting as a single class, (vi) 80% of the outstanding Class D Preferred Interests, voting as a single class, and (vii) a majority of the outstanding Class E Preferred Interests, voting as a single class.

“Resale Registration Statement” has the meaning specified in Section 9.2(b)(i).

“Restricted Interest” means a membership interest in the form of a “restricted interest” in in the Company granted to MIP RI LLC, which corresponds to a restricted interest in MIP RI LLC granted to an eligible service provider of the Company or any of its Subsidiaries.

“Restricted Interest Award” means an award of Restricted Interests granted under a Company Incentive Plan.

“Rollover Option” has the meaning specified in Section 3.3(a).

“Rollover Profits Interest Award” has the meaning specified in Section 3.3(b).

“Rollover Restricted Interest Award” has the meaning specified in Section 3.3(c).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Earnout Achievement Date” has the meaning specified in Section 3.4(b).

“Second Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Wheels Up RI Units between the Effective Time and the Second Earnout Achievement Date.

“Second Step Blocker Effective Time” has the meaning specified in Section 2.3(c).

“Second Step Blocker Mergers” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Skadden” has the meaning specified in Section 12.18(a).

“Skadden Privileged Communications” has the meaning specified in Section 12.18(a).

“Sponsor” means Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror, the Company and the other parties thereto, as amended or modified from time to time.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Company” has the meaning specified in Section 2.1(c).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(e).

“Third Earnout Achievement Date” has the meaning specified in Section 3.4(c).

“Third Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations Wheels Up PI Units and Wheels Up RI Units between the Effective Time and the Third Earnout Achievement Date.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.

“Transaction Proposals” has the meaning specified in Section 9.2(c).

“Transfer Taxes” has the meaning specified in Section 9.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 6.8.

“Trustee” has the meaning specified in Section 6.8.

“Unaudited Condensed Consolidated Interim Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(d).

“Unvested Wheels Up EO Unit” means a Wheels Up EO Unit issued pursuant to Section 3.3(b)(ii) or Section 3.3(c)(ii) that has not yet vested pursuant to Section 3.4 hereof.

“Updated Financial Statements” has the meaning specified in Section 7.3(a).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.

“Warrant Agreement” means the Warrant Agreement, dated as of September 25, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Wheels Up Acquiror Initial Held Interests” has the meaning specified in Section 3.1(e).

“Wheels Up Common Units” means the equity interests of the Surviving Company designated as “Common Units” in the A&R LLC Agreement.

“Wheels Up Group” has the meaning specified in Section 12.18(b).

“Wheels Up Exchangeable Units” means Wheels Up PI Units, Wheels Up RI Units and Wheels Up EO Units.

“Wheels Up EO Units” means the equity interests of the Surviving Company designated as “EO Units” in the A&R LLC Agreement.

“Wheels Up PI Units” means the equity interests of the Surviving Company designated as “PI Units” in the A&R LLC Agreement.

“Wheels Up RI Units” means the equity interests of the Surviving Company designated as “RI Units” in the A&R LLC Agreement.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 9.2(d).

“WUNHF Blocker” has the meaning specified in the Preamble hereto.

“WUNHT Blocker” has the meaning specified in the Preamble hereto.

“WUUSET Blocker” has the meaning specified in the Preamble hereto.

Section 1.2.         Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)           Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)           The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company), Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) or Section 1.3 of the Blocker Disclosure Letter (in the case of the applicable Blocker) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, in the case of the applicable Blocker, Article V as qualified by the Blocker Disclosure Letter, or, in the case of Acquiror, Article VI as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other parties to this Agreement rely thereon to its detriment.

Section 1.3.         Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter and (iii) the phrase “to the knowledge” of the Blocker shall mean the knowledge of the individuals identified on Section 1.3 of the Blocker Disclosure Letter in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

THE MERGERS; CLOSING

Section 2.1.         Domestication; The Mergers.

(a)            Domestication. On the Closing Date prior to the First Step Blocker Effective Time, Acquiror shall cause the Domestication to occur.

(b)            Blocker Mergers.

(i)            Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication, Acquiror, each of the Blocker Merger Subs and each of the Blockers, as applicable, shall cause simultaneously (A) Blocker Merger Sub I to be merged with and into WUNHF Blocker, with WUNHF Blocker being the surviving entity in Blocker Merger I and a wholly owned subsidiary of Acquiror, (B) Blocker Merger Sub II to be merged with and into WUNHT Blocker, with WUNHT Blocker being the surviving entity in Blocker Merger II and a wholly owned subsidiary of Acquiror, (C) Blocker Merger Sub III to be merged with and into WUUSET Blocker, with WUUSET Blocker being the surviving entity in Blocker Merger III and a wholly owned subsidiary of Acquiror, (D) Blocker Merger Sub IV to be merged with and into GRTHCOCP Blocker, with GRTHCOCP Blocker being the surviving entity in Blocker Merger IV and a wholly owned subsidiary of Acquiror, (E) Blocker Merger Sub V to be merged with and into FSGRWCO Blocker, with FSGRWCO Blocker being the surviving entity in Blocker Merger V and a wholly owned subsidiary of Acquiror, (F) Blocker Merger Sub VI to be merged with and into GROWTHCO Blocker, with GROWTHCO Blocker being the surviving entity in Blocker Merger VI and a wholly owned subsidiary of Acquiror, (G) Blocker Merger Sub VII to be merged with and into OTC Blocker, with OTC Blocker being the surviving entity in the Blocker Merger VII and a wholly owned subsidiary of Acquiror, (H) Blocker Merger Sub VIII to be merged with and into NEA15 Blocker, with NEA15 Blocker being the surviving entity in Blocker Merger VIII and a wholly owned subsidiary of Acquiror, and (I) Blocker Merger Sub IX to be merged with and into DPJ Blocker, with DPJ Blocker being the surviving entity in Blocker Merger IX and a wholly owned subsidiary of Acquiror. Each of the First Step Blocker Mergers shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to such First Step Blocker Merger, executed by the applicable Blocker and Blocker Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable, each such First Step Blocker Merger to be effective as of the First Step Blocker Effective Time. Upon consummation of each First Step Blocker Merger, the separate entity existence of such Blocker Merger Sub shall cease and the applicable Blocker, as the surviving entity of such First Step Blocker Merger, shall continue its entity existence under the DLLCA or the DGCL, as applicable, as a wholly owned subsidiary of Acquiror (each a “First Step Blocker Surviving Entity”, and collectively, the “First Step Blocker Surviving Entities”).

(ii)            Upon the terms and subject to the conditions set forth in this Agreement, following the First Step Blocker Effective Time, Acquiror, Blocker Sub and each of the First Step Blocker Surviving Entities shall cause simultaneously each of the First Step Blocker Surviving Entities to be merged with and into Blocker Sub, with Blocker Sub as the surviving entity in the Second Step Blocker Mergers. Each of the Second Step Blocker Mergers shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to such Second Step Blocker Merger, executed by the applicable First Step Blocker Surviving Entity and Blocker Sub in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable, each Second Step Blocker Merger to be effective as of the Second Step Blocker Effective Time. Upon consummation of each Second Step Blocker Merger, the separate entity existence of such First Step Blocker Surviving Entity shall cease and Blocker Sub, as the surviving entity of the such Second Step Blocker Merger, shall continue its entity existence under the DGCL.

(c)            Company Merger. Upon the terms and subject to the conditions set forth in this Agreement, and following the Second Step Blocker Effective Time, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving entity in the Company Merger. The Company Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Company Merger (as so filed, the “Merger Certificate”), executed by the Constituent Companies in accordance with the relevant provisions of the DLLCA, such Company Merger to be effective as of the Effective Time. Upon consummation of the Company Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity of the Company Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its corporate existence under the DLLCA as a wholly owned subsidiary of Acquiror, with Acquiror as its Managing Member.

Section 2.2.         Effects of the Mergers.

(a)            At and after the First Step Blocker Effective Time, each of the First Step Blocker Surviving Entities shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of each of the applicable Blocker and Blocker Merger Sub, and shall become subject to all the restrictions, disabilities and duties of each of such Blocker and Blocker Merger Sub; and all rights, privileges, powers and franchises of each of such Blocker and Blocker Merger Sub, and all property, real, personal and mixed, and all debts due to each of such Blocker and Blocker Merger Sub, on whatever account, shall become vested in such First Step Blocker Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of such First Step Blocker Surviving Entity as they are of such Blocker and Blocker Merger Sub; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in any of such Blocker or Blocker Merger Sub shall not revert or become in any way impaired by reason of such First Step Blocker Merger; but all Liens upon any property of each of such Blocker and Blocker Merger Sub shall thereafter attach to such First Step Blocker Surviving Entity and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA and DGCL, as applicable.

(b)            At and after the Second Step Blocker Effective Time, Blocker Sub shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of each of the First Step Blocker Surviving Entities and Blocker Sub, and shall become subject to all the restrictions, disabilities and duties of each of the First Step Blocker Surviving Entities and Blocker Sub; and all rights, privileges, powers and franchises of each of the First Step Blocker Surviving Entities and Blocker Sub and all property, real, personal and mixed, and all debts due to each of the First Step Blocker Surviving Entities and Blocker Sub, on whatever account, shall become vested in Blocker Sub; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of Blocker Sub as the surviving entity of each of the Second Step Blocker Mergers as they are of each of the First Step Blocker Surviving Entities and Blocker Sub; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in any of the First Step Blocker Surviving Entities or Blocker Sub shall not revert or become in any way impaired by reason of the Second Step Blocker Mergers; but all Liens upon any property of each of the First Step Blocker Surviving Entities and Blocker Sub shall thereafter attach to Blocker Sub as the surviving entity of each of the Second Step Blocker Mergers and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA and DGCL, as applicable.

(c)            At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Company Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA.

Section 2.3.         Closing; Effective Time.

(a)            In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)            Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Blockers, Acquiror and the Blocker Merger Subs shall cause the First Step Blocker Mergers to be consummated simultaneously by filing certificates of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and the DGCL, as applicable. The First Step Blocker Mergers shall become effective at such date and time to be specified in the filings of each such certificate of merger with the Secretary of State of the State of Delaware, with the agreement of the applicable Blocker and Blocker Merger Sub, subject to the consent of Acquiror and the Company (the latest of such effective times, the “First Step Blocker Effective Time”).

(c)            Promptly following the First Step Blocker Effective Time, Acquiror, Blocker Sub and each of the First Step Blocker Surviving Entities shall cause the Second Step Blocker Mergers to be consummated simultaneously by filing certificates of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and the DGCL, as applicable. The Second Step Blocker Mergers shall become effective at such date and time to be specified in the filings of each such certificate of merger with the Secretary of State of the State of Delaware, with the agreement of the applicable First Step Blocker Surviving Entity and Blocker Sub, subject to the consent of the Company (such effective time, the “Second Step Blocker Effective Time”).

(d)            Promptly following the Second Step Blocker Effective Time, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Company Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

(e)            Promptly following the Effective Time, Acquiror shall cause the payment of the Cash Contribution to the Surviving Company as a capital contribution in respect of the Wheels Up Acquiror Initial Held Interests.

(f)          The Closing, the First Step Blocker Effective Time, the Second Step Blocker Effective Time, the Effective Time and the Cash Contribution shall occur after the completion of the Domestication.

Section 2.4.          Closing Deliverables.

(a)          At the Closing, the Company will deliver or cause to be delivered:

(i)          to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) have been fulfilled;

(ii)           to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as the initial directors of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;

(iii)          to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Equityholders who have elected to execute the Registration Rights Agreement;

(iv)          to Acquiror, evidence that all Affiliate Agreements (other than those set forth on Section 7.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries;

(v)           to Acquiror, with respect to each Blocker or Blocker Owner, as applicable, either (i) an executed IRS Form W-9 from the Blocker Owner or (ii) a certificate on behalf of the Blocker, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in such Blocker is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) with respect to each Blocker, provided that the Company shall deliver to the Blocker a certificate signed under penalties of perjury (in such form as may be reasonably requested by counsel to the Blocker) certifying that the fair market value of the Company’s U.S. real property interests does not equal or exceed fifty percent (50%) of the fair market value of (A) the Company’s U.S. real property interests, (B) the Company’s interests in real property located outside the United States, plus (C) any other of its assets which are used or held for use in a trade or business; and

(vi)          to Acquiror, a certificate on behalf of the Company conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2).

(b)          At the Closing, each of the Blockers will deliver or cause to be delivered to Acquiror, a certificate signed by an authorized Person of such Blocker, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized Person, the conditions specified in Section 10.2(a) solely with respect to the representations and warranties of such Blocker contained in this Agreement, and Section 10.2 (b) solely with respect to the covenants of such Blocker to be performed as of or prior to the Closing, have been fulfilled.

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(c)          At the Closing, Acquiror will deliver or cause to be delivered:

(i)          to the Exchange Agent, the Distributable Aggregate Merger Consideration for further distribution to the Company Equityholders (excluding the Blockers) and each Blocker Owner pursuant to Section 3.2;

(ii)           to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;

(iii)          to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iv)          to the Company, the written resignations of all of the directors and officers of Acquiror, Merger Sub and the Blocker Merger Subs (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 8.6), effective as of the Effective Time.

(d)          On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and its Affiliates (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

(e)          Each Blocker will deliver or cause to be delivered to Acquiror and the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of such Blocker’s Blocker Owner.

Section 2.5.          Governing Documents.

(a)          The certificates of formation and operating agreements of the Blocker Merger Subs as in effect immediately prior to the First Step Blocker Effective Time, shall be the certificates of formation and operating agreements of the applicable First Step Blocker Surviving Entities until thereafter amended as provided therein and under the DGCL or the DLLCA, as applicable.

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(b)          The certificate of formation and operating agreement of Blocker Sub as in effect immediately prior to the Second Step Blocker Effective Time, shall be the certificate of formation and operating agreement of Blocker Sub from and after the Second Step Blocker Effective Time, until thereafter amended as provided therein and under the DLLCA.

(c)          The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibit A and Exhibit B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

(d)          At the Effective Time, the operating agreement of the Company shall be amended and restated to be in the form attached as Exhibit C hereto (with such changes as may be agreed in writing by Acquiror and the Company), until thereafter amended as provided therein and under the DLLCA.

Section 2.6.          Directors and Officers.

(a)          The directors and officers of each of the Blocker Merger Subs, as of immediately prior to the First Step Blocker Effective Time, shall be the initial directors and officers of the applicable First Step Blocker Surviving Entity from and after the First Step Blocker Effective Time, each to hold office in accordance with the Governing Documents of such First Step Blocker Surviving Entity.

(b)          The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company from and after the Effective Time.

(c)          The parties shall take all actions necessary to ensure that (i) from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers, respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror, (ii) from and after the Effective Time, the Acquiror shall be the Managing Member of the Surviving Company, and (iii) from and after the Second Step Blocker Effective Time, the Persons identified by the Company to Acquiror in writing prior to the Closing, holding such positions as identified by the Company to Acquiror, shall be the officers of Blocker Sub, each to hold office in accordance with the Governing Documents of Blocker Sub.

Section 2.7.          Intended Tax Treatment. Each of the parties intends that, for United States federal income tax purposes, (i) the Domestication will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a plan of reorganization with respect to the Domestication; (ii) each of the Blocker Mergers will qualify as a reorganization under Section 368(a)(1)(A) of the Code, and that this Agreement shall be adopted as a plan of reorganization with respect to each of the Blocker Mergers; (iii) the Mergers collectively, together with the purchases of Domesticated Acquiror Class A Common Stock by the PIPE Investors, will qualify as a contribution under Section 351 of the Code; and (iv) the Cash Contribution will qualify as a contribution under Section 721 of the Code by the Acquiror to the Company (collectively, the “Intended Tax Treatment”). The parties shall (x) cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing factual support letters and (y) file all Tax Returns or other reports, as required, consistent with the Intended Tax Treatment.

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Article III

EFFECTS OF THE MERGERS ON EQUITY INTERESTS AND EQUITY AWARDS

Section 3.1.          Conversion of Securities.

(a)          At the First Step Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any party hereto or any holder of Blocker Equity Interests, the Blocker Equity Interests of each Blocker that are issued and outstanding immediately prior to the First Step Blocker Effective Time (other than any Cancelled Blocker Interests (as defined below)) shall be cancelled and converted into the right to receive in the aggregate with respect to such Blocker Equity Interests, (A) a number of Acquiror Common Shares equal to (i) the Exchange Ratio, multiplied by (ii) the aggregate number of Company Preferred Interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time, and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4.

(b)          At the First Step Blocker Effective Time, by virtue of the First Step Blocker Mergers and without any action on the part of the Blockers or the Blocker Merger Subs, (i) each share of capital stock of each Blocker Merger Sub shall be converted into a common interest or a share of common stock, as applicable, of the applicable First Step Blocker Surviving Entity and (ii) any Blocker Equity Interests of a Blocker held in treasury or owned by such Blocker immediately prior to the First Step Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (“Cancelled Blocker Interests”).

(c)          At the Second Step Blocker Effective Time, by virtue of the Second Step Blocker Mergers and without any action on the part of the First Step Blocker Surviving Entities or Blocker Sub, each common interest or share of common stock, as applicable, of each First Step Blocker Surviving Entity shall be converted into a common interest of Blocker Sub.

(d)          At the Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or any holder of Company Interests, (i) each Company Common Interest and each Company Preferred Interest, in each case, that is issued and outstanding immediately prior to the First Step Blocker Effective Time (other than any Company Common Interests subject to Company Awards (which shall be respectively subject to Section 3.3) and Company Preferred Interests held by Blocker Sub), shall be cancelled and converted into the right to receive (A) a number of shares of Domesticated Acquiror Class A Common Stock that is equal to the Exchange Ratio and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4 and (ii) each Company Preferred Interest held by Blocker Sub shall be converted into a number of Wheels Up Common Units that is in each case equal to the Exchange Ratio (the “Blocker Sub Initial Held Interests”).

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(e)          At the Effective Time, by virtue of the Company Merger and without any action on the part of Acquiror or Merger Sub, the equity interests of Merger Sub shall be converted into a number of Wheels Up Common Units (the “Wheels Up Acquiror Initial Held Interests”) equal to (i) the number of issued and outstanding shares of Acquiror Common Stock as of such time (for the avoidance of doubt, after giving effect to the consummation of the PIPE Investment and the Acquiror Share Redemptions), minus (ii) the Blocker Sub Initial Held Interests.

(f)          Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued to any Person in any Merger, with any fractional shares rounded down to the nearest whole share.

Section 3.2.          Exchange Procedures

(a)          Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Distributable Aggregate Merger Consideration to the Company Equityholders (other than the Blockers and Blocker Sub) and the Blocker Owners. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Class A Common Stock and Unvested Wheels Up EO Units comprising the Distributable Aggregate Merger Consideration.

(b)          Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, (i) to each Blocker Owner as of immediately prior to the First Step Blocker Effective Time, whose Blocker Equity Interests are to be converted into a right to receive a portion of the Distributable Aggregate Merger Consideration pursuant to Section 3.1(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each such equity interest to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Blocker Letter of Transmittal”), and (ii) to each record holder of Company Common Interests and/or Company Preferred Interests as of immediately prior to the Effective Time, whose Company Common Interests and/or Company Preferred Interests (as applicable) were converted pursuant to Section 3.1(d) into the right to receive a portion of the Distributable Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)          Each Blocker Owner, and each record holder of Company Common Interests and Company Preferred Interests, in each case that have been converted into the right to receive a portion of the Distributable Aggregate Merger Consideration, pursuant to Section 3.1(a) or Section 3.1(d), respectively, shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or, in the case of any Blocker Equity Interests or Company Preferred Interests that are certificated, upon the delivery by the record holder thereof to the Exchange Agent of all certificates for such Blocker Equity Interests or Company Preferred Interests (or a duly completed affidavit of loss (in a customary form reasonably acceptable to the Exchange Agent) with respect to any lost, stolen, or destroyed certificate), together with a duly completed and validly executed Blocker Letter of Transmittal or Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

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(d)          Following the Second Step Blocker Effective Time or the Effective Time, as the case may be, pending the delivery and surrender to the Exchange Agent of the certificates representing any Blocker Equity Interest or Company Preferred Interest, such certificate(s) shall be deemed for all purposes to evidence the corresponding Blocker Owner’s or Company Equityholder’s right to receive the portion of the Distributable Aggregate Merger Consideration into which the Blocker Equity Interests or Company Preferred Interests formerly represented thereby shall have been converted pursuant to the terms of this Agreement.

(e)          Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Distributable Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Blocker Equity Interests or Company Common Interests and/or Company Preferred Interests as of immediately prior to the First Step Blocker Effective Time or Effective Time, respectively, that has not exchanged such Blocker Equity Interests or Company Common Interests and/or Company Preferred Interests for an applicable portion of the Distributable Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such Blocker Equity Interests to Acquiror, or such Company Common Interests and/or Company Preferred Interests to Acquiror, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Distributable Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, Blocker Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Distributable Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such equity interests shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company (in respect of Company Common Interests, Company Preferred Interests and Blocker Equity Interests), free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3.          Treatment of Company Options, Profits Interests and Restricted Interests.

(a)          Promptly following the Cash Contribution, each Company Option that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, (i) an option relating to shares of Domesticated Acquiror Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Rollover Option”) except that (A) such Rollover Option shall relate to that whole number of shares of Domesticated Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Interests subject to such Company Option, multiplied by the Exchange Ratio, and (B) the exercise price per share for each such Rollover Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

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(b)          As of the Effective Time, each Profits Interest Award that is outstanding immediately prior to the Effective Time shall be converted into (i) an award of Wheels Up PI Units (a “Rollover Profits Interest Award”) with substantially the same terms and conditions as were applicable to such Profits Interest Award immediately prior to the Effective Time, including the same vesting and termination-related provisions, except that such Rollover Profits Interest Award shall relate to a number of Wheels Up PI Units equal to the product of (1) the number of Profits Interests subject to such Profits Interest Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, with the participation threshold (or “hurdle amount”) related to each such Wheels Up PI Unit adjusted to maintain the intrinsic value of the Profits Interest Award immediately prior to the Effective Time (without regard to any rights to receive Wheels Up EO Units under Section 3.3(b)(ii) below) and (ii) a number of Wheels Up EO Units equal to the product of (1) the quotient of (A) the number of Profits Interests subject to such Profits Interest Award immediately prior to the Effective Time, divided by (B) the Effective Time Company Fully Diluted Shares, multiplied by (2) 9,000,000, which such Wheels Up EO Units shall be subject to vesting as provided in Section 3.4 and the A&R LLC Agreement and to such other terms and conditions as are in effect with respect to such Profits Interests Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. After the Effective Time, each Wheels Up PI Unit that is or becomes fully vested under the applicable Rollover Profits Interest Award and otherwise becomes exchangeable for Domesticated Acquiror Class A Common Stock pursuant to the A&R LLC Agreement, subject to any applicable transfer restrictions, shall be exchangeable for no greater than one (1) share of Domesticated Acquiror Class A Common Stock, based on the intrinsic value of a Wheels Up PI Unit at the time of exchange as provided in the A&R LLC Agreement (for each series of Wheels Up PI Unit). For the avoidance of doubt, MIP LLC shall be the initial record holder of all Wheels Up PI Units and Wheels Up EO Units received pursuant to this Section 3.3(b).

(c)          As of the Effective Time, in respect of each Restricted Interest Award that is outstanding immediately prior to the Effective Time, the corresponding Restricted Interest shall be converted into (i) an award of Wheels Up RI Units (a “Rollover Restricted Interest Award”) with substantially the same terms and conditions as were applicable to such Restricted Interest Award immediately prior to the Effective Time, including the same vesting and termination-related provisions, except that such Rollover Restricted Interest Award shall relate to a number of Wheels Up RI Units equal to the product of (1) the number of Restricted Interests subject to such Restricted Interest Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and (ii) a number of Wheels Up EO Units equal to the product of (1) the quotient of (A) the number of Restricted Interests subject to such Restricted Interest Award immediately prior to the Effective Time, divided by (B) the Effective Time Company Fully Diluted Shares, multiplied by (2) 9,000,000, which such Wheels Up EO Units shall be subject to vesting as provided in Section 3.4 and the A&R LLC Agreement and to such other terms and conditions as are in effect with respect to such Restricted Interests Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. After the Effective Time, each Wheels Up RI Unit that is or becomes fully vested under the applicable Rollover Restricted Interest Award and otherwise becomes exchangeable for Domesticated Acquiror Class A Common Stock pursuant to the A&R LLC Agreement, subject to any applicable transfer restrictions, shall be exchangeable for one (1) share of Domesticated Acquiror Class A Common Stock, as provided in the A&R LLC Agreement. For the avoidance of doubt, MIP RI LLC shall be the initial record holder of all Wheels Up RI Units and Wheels Up EO Units received pursuant to this Section 3.3(c).

(d)          The Company shall take all necessary actions to effect the treatment of Company Options, Profit Interest Awards and Restricted Interest Awards pursuant to Sections 3.3(a), 3.3(b) and 3.3(c) in accordance with the Company Incentive Plans and the applicable award agreements, including obtaining any necessary approvals and consents, and to ensure that no Rollover Option may be exercised, and no Wheels Up PI Unit or Wheels Up RI Unit may be exchanged for a share of Domesticated Acquiror Class A Common Stock, prior to the effective date of an applicable registration on Form S-8 (or other applicable form, including Form S-1 or Form S-4) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plans or in respect of any equity reserve provided thereunder.

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Section 3.4.          Earnout.

(a)          If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):

(i)          Acquiror shall promptly issue to each Blocker Owner, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Preferred Interests held by the Blocker owned by such Blocker Owner as of immediately prior to the First Step Blocker Effective Time, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 3,000,000;

(ii)          Acquiror shall promptly issue to each holder of Company Common Interests and Company Preferred Interests outstanding immediately prior to the Effective Time (other than Blocker Sub), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Common Interests and Company Preferred Interests held by such holder as of immediately prior to the Effective Time, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 3,000,000; and

(iii)          a portion of the Unvested Wheels Up EO Units issued pursuant to Sections 3.3(b) and 3.3(c) hereof shall vest to each holder thereof to the extent provided in the A&R LLC Agreement.

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(b)          If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):

(i)          Acquiror shall promptly issue to each Blocker Owner, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Preferred Interests held by the Blocker owned by such Blocker Owner as of immediately prior to the First Step Blocker Effective Time, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 3,000,000;

(ii)           Acquiror shall promptly issue to each holder of Company Common Interests and Company Preferred Interests outstanding immediately prior to the Effective Time (other than Blocker Sub), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Common Interests and Company Preferred Interests held by such holder as of immediately prior to the Effective Time, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 3,000,000; and

(iii)          a portion of the Unvested Wheels Up EO Units issued pursuant to Sections 3.3(b) and 3.3(c) hereof shall vest to each holder thereof to the extent provided in the A&R LLC Agreement.

(c)          If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”):

(i)          Acquiror shall promptly issue to each Blocker Owner, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Preferred Interests held by the Blocker owned by such Blocker Owner as of immediately prior to the First Step Blocker Effective Time, divided by (B) the Third Earnout Fully Diluted Shares, multiplied by (2) 3,000,000;

(ii)           Acquiror shall promptly issue to each holder of Company Common Interests and Company Preferred Interests outstanding immediately prior to the Effective Time (other than Blocker Sub), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Common Interests and Company Preferred Interests held by such holder as of immediately prior to the Effective Time, divided by (B) the Third Earnout Fully Diluted Shares, multiplied by (2) 3,000,000; and

(iii)          a portion of the Unvested Wheels Up EO Units issued pursuant to Sections 3.3(b) and 3.3(c) hereof shall vest to each holder thereof to the extent provided in the A&R LLC Agreement.

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(d)          The Blocker Owners and the holders of Company Common Interests and Company Preferred Interests as of immediately prior to the Effective Time (other than Blocker Sub) shall be entitled to receive the shares of Acquiror Common Stock, and the Unvested Wheels Up EO Units shall vest, in each case, as applicable, only upon the occurrence of the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date, respectively; provided, however, that each such date shall only occur once, if at all, and in no event shall such Blocker Owners and holders of Company Common Interests and Company Preferred Interests as of immediately prior to the Effective Time and holders of Unvested Wheels Up EO Units be entitled to receive or vest in, as applicable, more than a number of Acquiror Common Shares equal to 9,000,000 in the aggregate (measured on an as-exchanged basis with respect to Wheels Up EO Units).

(e)          In the event that there is a Change of Control after the Closing and prior to the date that is five (5) years following the Closing Date:

(i)          to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $12.50, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(a)(i) and Section 3.4(a)(ii), and the applicable Unvested Wheels Up EO Units shall vest in accordance with Section 3.4(a)(iii), (B) Acquiror shall issue such shares and such Unvested Wheels Up EO Units shall vest, in each case, on the date prior to the closing of such Change of Control (to the extent such events shall not have previously occurred), and (C) thereafter, the obligations in Section 3.4(a) shall terminate and no longer apply;

(ii)           to the extent it has not already occurred, the Second Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $15.00, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(b)(i) and Section 3.4(b)(ii), and the applicable Unvested Wheels Up EO Units shall vest in accordance with Section 3.4(b)(iii), (B) Acquiror shall issue such shares and such Unvested Wheels Up EO Units shall vest, in each case, on the date prior to the closing of such Change of Control (to the extent such events shall not have previously occurred), and (C) thereafter, the obligations in Section 3.4(b) shall terminate and no longer apply;

(iii)          to the extent it has not already occurred, the Third Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $17.50, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(c)(i) and Section 3.4(c)(ii), and the applicable Unvested Wheels Up EO Units shall vest in accordance with Section 3.4(c)(iii), (B) Acquiror shall issue such shares and such Unvested Wheels Up EO Units shall vest, in each case, on the date prior to the closing of such Change of Control (to the extent such events shall not have previously occurred),and (C) thereafter, the obligations in Section 3.4(c) shall terminate and no longer apply;

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(iv)          in the event the consideration paid per Acquiror Common Share in such Change of Control includes stock or other equity consideration, as a condition to the consummation of such Change of Control, the acquiror in such Change of Control shall assume the obligations in this Section 3.4 and the stock price thresholds set forth in this Section 3.4 shall be equitably adjusted for the conversion ratio and other terms and conditions of the transaction, as determined by the Board of Directors of Acquiror in good faith; and

(v)           in the event the price paid per Acquiror Common Share in such Change of Control is less than (A) $12.50, (B) $15.00 or (C) $17.50, and payable solely in cash consideration, the obligations in Section 3.4(a), Section 3.4(b) and Section 3.4(c), respectively, shall no longer apply from and after the closing of such Change of Control, and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest) pursuant to Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist;

provided, that (A) in each of the foregoing clauses (i) through (v), to the extent the price paid per Acquiror Common Share includes contingent consideration or property other than cash, the Board of Directors of Acquiror shall determine the price paid per Acquiror Common Share in such Change of Control in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control) and (B) any determination by the Board of Directors of Acquiror with respect to any matters contemplated by, or related to, this Section 3.4, including the price paid per Acquiror Common Share in any Change of Control, the determination of whether any Acquiror Common Shares are issuable under this Section 3.4 of the form or requirement of any assumption by an acquirer under clause (iv) above, shall be made in good faith and shall be final and binding on the parties hereto.

(f)            The Acquiror Common Stock price targets set forth in Section 3.4(a), Section 3.4(b), Section 3.4(c) and Section 3.4(e) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).

(g)           If the First Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is five (5) years following the Closing Date, the obligations in Section 3.4(a) and Section 3.4(e) shall terminate and no longer apply and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest during such period) pursuant to Section 3.4(a) and Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist. If the Second Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is five (5) years following the Closing Date, the obligations in Section 3.4(b) and Section 3.4(e) shall terminate and no longer apply and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest during such period) pursuant to Section 3.4(b) and Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist. If the Third Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is five (5) years following the Closing Date, the obligations in Section 3.4(c) and Section 3.4(e) shall terminate and no longer apply and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest during such period) pursuant to Section 3.4(c) and Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist.

(h)           Notwithstanding anything to the contrary contained herein, Unvested Wheels Up EO Units that vest in accordance with this Section 3.4 shall remain subject to any other vesting or forfeiture conditions contained in any other agreements to which the holder is subject.

Section 3.5.           Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code (including pursuant to section 1446(f) thereof) or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided, however, that before making any such deduction or withholding (other than deduction or withholding attributable to compensatory payments), Acquiror, the Company, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Exchange Agent, as applicable, shall use commercially reasonable efforts to provide timely written notice to the payee and shall reasonably cooperate with the payee to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as follows:

Section 4.1.           Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2.            Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Except as set forth on Section 4.2 of the Company Disclosure Letter, each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3.            Due Authorization.

(a)           Other than the Company Equityholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its members, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other company or corporate action is required on the part of the Company or any of its members to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Company Merger other than the Company Equityholder Approvals.

Section 4.4.            No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5.            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DLLCA.

Section 4.6.            Capitalization of the Company.

(a)           As of the date of this Agreement, the authorized equity interests of the Company that are issued and outstanding equity interests of the Company consist of (i) 71,882,729 Company Common Interests, (ii) 73,723,250 Class A Preferred Interests of the Company (the “Class A Preferred Interests”), (iii) 34,023,527 Class B Preferred Interests of the Company (the “Class B Preferred Interests”), (iv) 37,642,050 Class C Preferred Interests of the Company (the “Class C Preferred Interests”), (v) 36,909,359 Class D Preferred Interests of the Company (the “Class D Preferred Interests”), (vi) 112,949,305 Class E Preferred Interests of the Company (the “Class E Preferred Interests”), (vii) the Company Common Interests issuable upon the exercise of outstanding Company Options, including vesting schedule and exercise price, as set forth on Section 4.6(a) of the Company Disclosure Letter, (viii) the Profits Interests, including the applicable participation threshold corresponding thereto, as set forth on Section 4.6(a) of the Company Disclosure Letter, and (ix) the Restricted Interests, as set forth on Section 4.6(a) of the Company Disclosure Letter. Except for the rights provided for in the Company LLC Agreement, and the securities and rights described on Section 4.6(a) of the Company Disclosure Letter, there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b)           Except as set forth on Section 4.6(b) of the Company Disclosure Letter, all Company Interests are uncertificated, book-entry equity interests.

(c)           The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of membership interests in the Company subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options, Profits Interests and Restricted Interests are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Profits Interest or Restricted Interest, is subject to terms that are materially different from those set forth in such forms. Each Company Option, each Profits Interest, and each Restricted Interest, was validly issued and properly approved by, the Board of Directors of the Company (or an appropriate committee thereof).

(d)           Except as otherwise set forth in this Section 4.6 or on Section 4.6(a) or Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Equity Interests, any other commitments, calls conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Equity Interests.

Section 4.7.            Capitalization of Subsidiaries.

(a)           The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)           The Company beneficially owns, and the Company or one of the Company’s Subsidiaries owns of record, all the issued and outstanding shares of capital stock or equity interests of the Company’s Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)           Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8.            Financial Statements.

(a)           Attached as Section 4.8(a) of the Company Disclosure Letter are:

(i)            true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, members’ deficit and cash flows for each of the three (3) years in the period ended December 31, 2019, and the related notes, together with the report of the independent registered public accounting firm (together with the Updated Financial Statements, when delivered pursuant to Section 7.3(a), the “Audited Consolidated Financial Statements”)

(ii)           true and complete copies of the unaudited condensed consolidated balance sheet as of September 30, 2020, the related condensed consolidated statement of operations, members’ deficit and cash flows for the nine (9) month period ended September 30, 2020 (the “Unaudited Condensed Consolidated Interim Financial Statements” and, together with the Audited Consolidated Financial Statements, the “Financial Statements”).

(b)           Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 7.3(b), the Q1 2021 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, changes in members’ deficit (with respect to the Audited Consolidated Financial Statements only) and cash flows for the respective periods then ended (with respect to the Audited Consolidated Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Condensed Consolidated Interim Financial Statements and the Q1 2021 Financial Statements, if applicable, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)           Neither the Company (including any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9.           Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) arising under this Agreement or in the performance by the Company of its obligations hereunder.

Section 4.10.         Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in the case of each of clauses (a) and (b), as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11.          Legal Compliance.

(a)           Except as set forth on Section 4.11(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and for the past three (3) years has been, in compliance with all applicable Laws in all material respects.

(b)           The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c)           Except as set forth on Section 4.11(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries. Notwithstanding the foregoing, this Section 4.11 shall not be deemed a representation or warranty regarding non-infringement, any other violation, validity, or enforceability of any Intellectual Property.

Section 4.12.         Contracts; No Defaults.

(a)           Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)            Any Contract with any of the Top Vendors;

(ii)           Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii)          Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated or terminated and in either case there are no material obligations ongoing;

(iv)          Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract (excluding aircraft leases entered into in the ordinary course of business) that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate base rental payments in excess of $100,000 in any calendar year;

(v)           Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company);

(vi)          Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents, director and officer indemnification agreements, and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, any equityholders of the Company or any of the Company’s Subsidiaries holding 5% or more of the Company’s issued and outstanding equity interests, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii)         Contracts with each current executive officer, director of the Company or its Subsidiaries, and any other employee of the Company and its Subsidiaries having an annual base salary is in excess of $150,000 per year;

(viii)        Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix)          Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(x)           Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xi)           Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue, but not including ordinary course non-disclosure agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts, or ordinary course non-exclusive end user or enterprise customer license agreements on the Company’s standard forms), pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person any material rights, or materially restricts any third Person, with respect to any Company Owned IP, or (ii) is granted by a third Person any material rights, or is materially restricted, with respect to Intellectual Property (other than employee invention assignment agreements on the Company’s standard forms, Company ambassador agreements on the Company’s standard forms, Contracts granting nonexclusive rights to use commercially available off-the-shelf software, including software-as-a-service, having a replacement cost or annual license fee of less than $100,000 and Open Source Licenses);

(xii)          Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year, excluding Contracts providing for the acquisition, financing or maintenance of aircraft;

(xiii)        Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiv)        Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv)         Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b)           Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.         Company Benefit Plans.

(a)           Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)           Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)           No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)           With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)           No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f)            Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g)          All Company Options, Profits Interests and Restricted Interests have been granted in accordance with the terms of the Company Incentive Plans. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Interests on the date of grant, as determined in accordance with Section 409A of the Code. Each Company Option is intended to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options, Profits Interests and Restricted Interests under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards.

Section 4.14.          Labor Relations; Employees.

(a)           (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee representative body, (ii) no such collective bargaining agreement or other labor-related agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries, and (iv) no labor union or any other employee representative body has requested or, to the knowledge of the Company, sought to organize or represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)           Except as set forth on Section 4.14(b), each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c)            Except as set forth on Section 4.14(c) of the Company Disclosure Letter, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)           To the knowledge of the Company, no employee of the Company or any of the Company’s Subsidiaries having an annual base salary is in excess of $350,000 per year intends to terminate his or her employment within the next twelve (12) months.

(e)           Except as set forth on Section 4.14(e) of the Company Disclosure Letter, the Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(f)            Except as set forth on Section 4.14(f) of the Company Disclosure Letter, to the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.

(g)           Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries in a senior managerial position. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries in a senior managerial position.

(h)            In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations of employment. Except as set forth on Section 4.14(h) of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in layoffs, furloughs, terminations of employment (other than for cause, which, for the avoidance of doubt, includes termination of employment for poor performance) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15.         Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)           The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)           There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)           No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)           Except as set forth on Section 4.15(e) of the Company Disclosure Letter, there are no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)            Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(g)           Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and Contracts not primarily related to Taxes).

(h)           Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)            At all times since its formation, the Company has been properly treated as a partnership for U.S. federal and applicable state and local income Tax purposes and has not elected any alternative treatment. At all times since their formation, the Subsidiaries of the Company have been treated as entities disregarded as separate from the Company for U.S. federal and applicable state and local income Tax purposes and have not elected any alternative treatment.

(j)            Except as set forth on Section 4.15(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(k)           No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)            Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m)            Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).

(n)           Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, other than deferred revenue set forth on the most recent balance sheet or accrued in the ordinary course of business since such date (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(o)           The Company has made, and not revoked, a valid election pursuant to Section 754 of the Code.

(p)           Except as set forth on Section 4.15(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(q)           The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Intended Tax Treatment.

Section 4.16.          Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of their respective Subsidiaries has any obligation.

Section 4.17.          Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy except in connection with renewals in the ordinary course of business. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18.         Licenses. The Company and its Subsidiaries have obtained, and maintain, all material Licenses reasonably required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been during the past three (3) years the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, suspension, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19.          Equipment and Other Tangible Property. Except as set forth on Section 4.19 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use. Notwithstanding the foregoing, this Section 4.19 shall not be deemed a representation or warranty regarding non-infringement, any other violation, validity or enforceability of any Intellectual Property.

Section 4.20.          Real Property.

(a)           Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)            The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)           The Company and its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii)          The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv)          As of the date of this Agreement, except as set forth in Section 4.20(a)(iv) of the Company Disclosure Letter, to the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v)           Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)           None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21.         Intellectual Property.

(a)           Section 4.21(a) of the Company Disclosure Letter lists each patent, trademark, copyright and material domain name that is registered, or applied-for, with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record, owner of all of Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b)           Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, any other violation, validity or enforceability of any Intellectual Property.

(c)           The Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is not, and in the three (3) years preceding the date of this Agreement has not been, any Action pending to which the Company or such Subsidiary of the Company is a named party or threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP material to the business of the Company, excluding non-final responses or correspondence from Governmental Authorities in the course of prosecuting any pending applications included in the Company Owned IP.

(d)           Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the three (3) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any Company Owned IP, in a manner that is material to the business of the Company.

(e)           The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in the Company Owned IP that is material to the business of the Company. There has not been any unauthorized disclosure of or unauthorized access to any such material Trade Secrets to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other proprietary rights in and to such information.

(f)            To the knowledge of the Company, no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Company Owned IP.

(g)           With respect to the software used or held for use in the business of the Company and its Subsidiaries (but solely to the knowledge of the Company with respect to third-party software to the extent the Company and its Subsidiaries do not have access to the source code thereof), no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or, with respect to any software offered by the Company and its Subsidiaries to third-party end users, such end users.

(h)           The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. Since January 1, 2018 (or prior to such time, to the extent the affected software is still in use by the Company or its Subsidiaries), neither the Company nor any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software included in the Company Owned IP to be subject to Copyleft Terms.

Section 4.22.         Privacy and Cybersecurity.

(a)           Except as set forth on Section 4.22(a) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been in the past three (3) years been, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(b)           Except as set forth on Section 4.22(b) of the Company Disclosure Letter, during the past three (3) years, there have been, no material breaches of the security of the Company IT Systems.

(c)           Except as set forth on Section 4.22(c) of the Company Disclosure Letter, there have been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations.

(d)           The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards, including by carrying out regular external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environment to identify any cybersecurity threats and remediating any and all material identified vulnerabilities (including identifying the root causes thereof).

(e)           The Company and its Subsidiaries have established and maintained, and use reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures intended to protect the Company IT Systems and Trade Secrets and personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any Company IT System or processing personal information on their behalf, has, within the past three (3) years, (A) experienced any material incident in which any Trade Secrets or personally identifiable information in the Company’s or any of its Subsidiaries’ possession or control or processed on their behalf was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(f)            To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 4.23.          Environmental Matters.

(a)           The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b)           There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)           Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d)           No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)           The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices, in each case, from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24.         Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25.         Anti-Corruption Compliance.

(a)           For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)           Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)           To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26.         Sanctions and International Trade Compliance.

(a)           The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)           Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27.          Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28.         Vendors.

(a)           Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).

(b)           Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29.         Government Contracts.

(a)           The Company has delivered or made available prior to the date of this Agreement complete and correct copies of each Government Contract the term of which has not expired, as set forth on Section 4.29(a) of the Company Disclosure Letter (“Current Government Contract”).

(b)           To the Company’s Knowledge, within the last three (3) years, none of the Company or any of its Subsidiaries is or has been in material breach of or material default under the terms of any Government Contract including terms related to the protection of government information, required cybersecurity standards, and prohibitions on the use of certain products or services.

(c)           Each Current Government Contract was legally awarded and is binding on the parties thereto.

(d)           No Current Government Contract is subject to termination solely based on the consummation of the transactions contemplated by this Agreement due to any change in status or prohibition on any change of control provision set forth in such Current Government Contract.

(e)           To the Knowledge of the Company, within the last three (3) years, the representations, certifications and warranties made by the Company and its Subsidiaries with respect to Government Contracts were accurate in all material respects as of their effective dates.

(f)           Within the last three (3) years, neither the Company nor any of its Subsidiaries has received any written show cause, cure, deficiency, default, termination for convenience, bid protest, offset, disallowed, disputes or similar notice relating to any Government Contract.

(g)           To the Knowledge of the Company, within the last three (3) years, no event, condition or omission has occurred or currently exists that would reasonably be expected to constitute grounds for termination for cause or default of any Government Contract.

(h)           The Company and its Subsidiaries possess all facility security clearances and personnel security clearances necessary to conduct the business as it is currently being conducted as of the date hereof in all material respects and the Company and its Subsidiaries are in compliance in all material respects with the requirements applicable to the facility security clearances, including those set forth in the National Industrial Security Program Operating Manual, the provisions of all applicable DD254 forms, and any applicable industrial Security Letter or similar guidance or regulation. The Company has no knowledge of any pending revocation of any facility clearance of the Company or any Subsidiary of the Company or any pending revocation of any personnel security clearance of any employee of the Company or any Subsidiary.

(i)            Neither the Company, its Subsidiaries, nor any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred or suspended from bidding on any Governmental Contract, declared non-responsible or ineligible, or otherwise excluded from participation in the award of any Government Contract.

(j)            Neither the Company nor any of its Subsidiaries has, since January 1, 2018, undergone nor are they currently undergoing, any internal or external regulatory audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business.

(k)           Within the last three years, the U.S. Government has not loaned, bailed or otherwise furnished to the Company any personal property, equipment or fixtures necessary to perform any Government Contract.

(l)            With respect to each Government Contract, within the last three (3) years, (i) the Company has not received written notice of any claim by a Governmental Authority, prime contractor or subcontractor as a result of defective pricing, labor mischarging or improper payments on the part of the Company that could reasonably be expected to result in any material liability, and (ii) no cost in excess of $2,000,000 incurred by the Company has been disallowed for defective pricing, labor mischarging or improper payments on the part of Company, nor is any such cost the subject of any investigation, other than pursuant to routine audit.

Section 4.30.          Sufficiency of Assets. Except as set forth on Section 4.30 of the Company Disclosure Letter, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding the non-infringement, validity or enforceability of Intellectual Property.

Section 4.31.          Compliance with Aviation Laws.

(a)            Except as set forth on Section 4.31(a) of the Company Disclosure Letter, except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws, including all applicable Laws prescribed or administered by the United States Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Laws since January 1, 2017, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since January 1, 2017.

(b)           Section 4.31(b) of the Company Disclosure Letter sets forth a true and complete list of each aircraft owned or leased by the Company and its Subsidiaries as of December 31, 2020 (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft; provided, that such list shall not include those aircraft that are owned by third parties and managed by the Company or any of its Subsidiaries under aircraft management agreements (regardless of whether such management agreements are styled as “leases”) (“Aircraft Management Agreement Aircraft” or “AMA Aircraft”).

(c)            Except as set forth on Section 4.31(c) of the Company Disclosure Letter:

(i)            to the knowledge of the Company, each current employee of the Company and its Subsidiaries currently providing any flight, maintenance, operation or handling of the Aircraft or AMA Aircraft has all material required Licenses, certifications, training and competencies to provide such flight, maintenance, operation or handling of the Aircraft or AMA Aircraft;

(ii)           all Aircraft and AMA Aircraft are properly registered on the FAA aircraft registry and have a validly issued FAA standard certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft or AMA Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii)           upon acquisition or lease by the Company or any of its Subsidiaries, all Aircraft have for the past five (5) years and as of immediately prior to the Closing been, are being, or, with respect to Aircraft leased or subleased to another Person or AMA Aircraft, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Authority;

(iv)           all records required to be maintained for each Aircraft or AMA Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of the Company or its Subsidiaries (or, in the case of Aircraft or AMA Aircraft leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease); and

(v)             no Aircraft owned or leased by the Company or any of its Subsidiaries (excluding for this purpose, any AMA Aircraft) is subleased to or otherwise in the possession of another air carrier or another Person other than the Company or any of its Subsidiaries, to operate such Aircraft in air transportation or otherwise.

(d)             The Company, and any Subsidiary of the Company acting as an “Air Carrier” as defined in 49 USC § 40102(a)(2), is, and at the Effective Time shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).

(e)              Each of the Company’s Subsidiaries listed on Section 4.31(e) of the Company Disclosure Letter holds (i) a valid and current “Air Carrier Certificate” pursuant to 14 CFR Part 119 and associated operations specifications pursuant to 14 CFR Part 135, (ii) a DOT-approved “Air Taxi Operator” registration under 14 CFR Part 298, and (iii) a valid and current “Air Agency Certificate” pursuant to 14 CFR Part 145, as applicable to each Subsidiary for its operations. Section 4.31(e) of the Company Disclosure Letter sets forth a true and complete list of each License issued to the Company or any of its Subsidiaries by any Governmental Authority to sell or conduct air transportation, including each certificate issued pursuant to any section of Title 14 of the Code of Federal Regulations and all associated operations specifications thereunder.

(f)               Section 4.31(f) of the Company Disclosure Letter sets forth a true and complete list of each Supplemental Type Certificate or Parts Manufacturer Approval issued to the Company or any of its Subsidiaries by the FAA, pursuant to 14 CFR Part 21.

Section 4.32.            No Additional Representation or Warranties. Except as provided in and this Article IV and Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Blocker Sub, Merger Sub or the Blocker Merger Subs or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Blocker Sub, Merger Sub or the Blocker Merger Subs or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF the blockers

Except as set forth in the disclosure letter delivered to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs by the Blockers on the date of this Agreement (the “Blocker Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), the Blockers severally, and not jointly, represent and warrant to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as follows:

Section 5.1.             Blocker Organization. Such Blocker is a corporation or limited liability company, as the case may be, duly formed or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Such Blocker has all the requisite corporate or company power and authority, as applicable, to own, lease or operate all of its assets and properties and to conduct its businesses as presently conducted. The Governing Documents of such Blocker, as amended to the date of this Agreement and as previously made available by or on behalf of such Blocker to Acquiror, are true, correct and complete. Such Blocker is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to prevent or materially impair or materially delay such Blocker’s performance of its obligations hereunder, and was organized for the sole purpose of holding a direct or indirect equity interest in the Company.

Section 5.2.             Due Authorization. Such Blocker has all the requisite corporate or company power and authority, as applicable, to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The approval of such Blocker’s sole equityholder, which may be evidenced by its signature hereto or to the other documents to which it is a party pursuant to such Blocker’s Governing Documents, is the only vote or approval of the holders of any class or series of capital stock or equity of such Blocker necessary to adopt this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby, and such approval has been received prior to or on the date of this Agreement. The execution and delivery of this Agreement and the other documents to which such Blocker is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate or company actions, as applicable, and no other company or corporate proceedings on the part of such Blocker is necessary to authorize this Agreement and the other documents to which such Blocker is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which such Blocker is a party contemplated herby will be, duly and validly executed and delivered by such Blocker, and this Agreement constitutes, and on or prior to the Closing, the other documents to which such Blocker is a party contemplated hereby will constitute, a valid, legal and binding agreement and obligation of such Blocker, enforceable against such Blocker in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3.             No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and the approval by the Company of this Agreement, the execution and delivery by such Blocker of this Agreement and the documents to which such Blocker is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of, or default under the Governing Documents of such Blocker, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Blocker, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Blocker is a party or by which such Blocker may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (x) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Blocker to enter into and perform their obligations under this Agreement, or (y) be material to the Company and its Subsidiaries, taken as a whole.

Section 5.4.             Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs contained in this Agreement, no Governmental Authorization is required on the part of such Blocker with respect to such Blocker’s execution or delivery of this Agreement or the consummation by such Blocker of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Blocker to perform or comply with on a timely basis any material obligation of such Blocker under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the certificates of merger in connection with the Blocker Mergers of such Blocker in accordance with the DGCL and DLLCA, as applicable.

Section 5.5.             Capitalization. All the issued and outstanding shares or equity interests of such Blocker, as set forth on Section 5.5 of the Blocker Disclosure Letter, (a) have been duly authorized and validly issued and are fully paid and non-assessable; (b) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (i) the Governing Documents of such Blocker and (ii) any other applicable Contracts governing the issuance of such securities; (c) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such Blocker or any Contract to which such Blocker is a party or otherwise bound other than those applicable to them in the Company’s Governing Documents; (d) are free and clear of any Liens other than those applicable to them in the Company’s Governing Documents; and (e) are owned and held, of record and beneficially, by such Blocker’s Blocker Owner or its nominee. Other than such Blocker’s shares or equity interests held by such Blocker’s Blocker Owner, there are no outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for such Blocker’s shares or equity interests, any other commitments, calls conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of such Blocker or the value of which is determined by reference to equity interests of such Blocker, and there are no voting trusts, proxies or agreements of any kind which may obligate such Blocker to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of such Blocker or vote such Blocker’s equity interests in any manner.

Section 5.6.             No Operations. Such Blocker (a) does not hold any assets, interests or investments, other than with respect to its ownership of Company Preferred Interests (as set forth opposite such Blocker in Section 5.6 of the Blocker Disclosure Letter), (b) does not have and has not had any employees, (c) has not conducted and does not conduct any business, other than business incidental to its direct or indirect ownership interest in the Company, (d) has no liabilities or obligations whatsoever other than those related to its ownership of Company Preferred Interests, (e) is not a party to any Contract other than such Blocker’s Governing Documents, the Company’s Governing Documents, any Contract relating to its equity investment in or expense reimbursement from the Company, and this Agreement and other documents related to the transactions contemplated hereby, (f) was formed for the sole purpose of owning equity interests in the Company and for no other purpose and (g) has no Subsidiaries or equity interests in any Person (other than the Company).

Section 5.7.            Litigation and Proceedings. There are no Actions of any kind whatsoever, at Law or in equity, pending, or to the knowledge such Blocker, threatened in writing against such Blocker.

Section 5.8.            Legal Compliance.

(a)           Each of the Blockers is, and for the past three (3) years has been, in compliance with all applicable Laws in all material respects.

(b)           None of the Blockers has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Blockers.

Section 5.9.            Brokers’ Fees. No agent, broker, investment banker, financial advisor or other Person is entitled to any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the transactions contemplated hereby based upon arrangements made by such Blocker or any of its Affiliates for which Acquiror, the Company or any of their respective Subsidiaries has any obligation.

Section 5.10.          Foreign Status. Except as set forth in Section 5.10 of the Blocker Disclosure Letter, such Blocker is, and as of immediately prior to the Closing shall (a) not be a “foreign person” as defined in 31 CFR 800.224, (b) be a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C) and (c) not be a “foreign interest” as defined in the National Industrial Security Program Operating Manual.

Section 5.11.          Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to such Blocker have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) have been filed in a manner consistent with all the IRS Schedule K-1s received by such Blocker from the Company and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            Such Blocker has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)           There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of such Blocker.

(d)           No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against such Blocker that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)           There are no material Tax audit or other examination of such Blocker presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of such Blocker.

(f)            Such Blocker has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to such Blocker, taken as a whole.

(g)           Such Blocker is not a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between such Blocker and its existing Subsidiaries and Contracts not primarily related to Taxes).

(h)            Such Blocker has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)            At all times since its formation until the Second Step Blocker Mergers, such Blocker has been properly treated as a corporation for U.S. federal and applicable state and local income Tax purposes.

(j)            Such Blocker (i) is not liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is such Blocker.

(k)           No written claim has been made to such Blocker by any Governmental Authority within the last thirty-six (36) months where such Blocker does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)            Subject to the accuracy and completeness of the representations in Section 4.15(l), such Blocker does not have and has never had a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(m)           Subject to the accuracy and completeness of the representations in Section 4.15(m), such Blocker has not participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).

(n)            Subject to the accuracy and completeness of the representations in Section 4.15(n), such Blocker will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, other than deferred revenue set forth on the most recent balance sheet or accrued in the ordinary course of business since such date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of such Blocker, the IRS has not proposed any such adjustment or change in accounting method.

(o)            Such Blocker has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(p)            Such Blocker has not taken any action, nor to the knowledge of such Blocker are there any facts or circumstances, that could reasonably be expected to prevent the Intended Tax Treatment.

Section 5.12.           No Additional Representation or Warranties. Except as provided in and this Article V, neither such Blocker nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, Blocker Sub, or the Blocker Merger Subs or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, Blocker Sub, or the Blocker Merger Subs or their Affiliates.

Article VI

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB, BLOCKER SUB AND THE BLOCKER MERGER SUBS

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 6.15), or (b) in the case of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, in the disclosure letter delivered by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article VI), Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs represent and warrant to the Company and each Blocker as follows:

Section 6.1.            Company Organization. Each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs has been duly incorporated, organized or formed and is validly existing as a corporation, limited liability company or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, Blocker Sub and the Blocker Merger Subs, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Each of Merger Sub, Blocker Sub and the Blocker Merger Subs has no assets or operations, other than those required to effect the transactions contemplated hereby. All of the equity interests of each of Merger Sub, Blocker Sub and the Blocker Merger Subs are held directly by Acquiror. Each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 6.2.            Due Authorization.

(a)            Each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors (or Persons performing the equivalent functions) of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, (B) determined by each of the Boards of Directors (or Persons performing the equivalent functions) of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as advisable to Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Acquiror Shareholders and the sole equityholder of each of Merger Sub, Blocker Sub and the Blocker Merger Subs, as applicable, and recommended for approval by the Acquiror Shareholders and the sole equityholder of each of Merger Sub, Blocker Sub and the Blocker Merger Subs, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole equityholder of Merger Sub, Blocker Sub and of the Blocker Merger Subs. No other company proceeding or action on the part of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, enforceable against Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)            each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 9.2(c)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii)            each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 9.2(c)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c)            The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs and the consummation of the transactions contemplated hereby, including the Closing.

(d)            At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 6.3.            No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs and the other documents contemplated hereby by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs is a party or by which Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 6.4.             Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, nor are any assets of Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 6.5.             SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 25, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.6.             Internal Controls; Listing; Financial Statements.

(a)            Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since September 25, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b)            Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            Since September 25, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d)            The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of July 15, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from July 7, 2020 (inception) through July 15, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)            There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 6.7.            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company and Blockers contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs with respect to Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 6.7 of the Acquiror Disclosure Letter.

Section 6.8.            Trust Account. As of the date of this Agreement, Acquiror has at least $239,746,320 in the Trust Account (including, if applicable, an aggregate of approximately $7,875,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 22, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the Blockers contained herein and the compliance by the Company and the Blockers with its obligations hereunder, none of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs on the Closing Date.

Section 6.9.             Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 6.10.           Absence of Changes. Since September 25, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 6.11.             No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 6.12.            Capitalization of Acquiror.

(a)            As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 23,974,632 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 5,993,658 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)            Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Company Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 7,991,544 Acquiror Common Warrants and 4,529,950 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) September 25, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)            Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)            The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e)            On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Class A Common Stock for the portion of the PIPE Investment Amount set forth therein. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such Subscription Agreement that would materially adversely affect the obligation of such PIPE Investor to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such PIPE Investors and, as of the date of this Agreement, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the portion of the PIPE Investment Amount set forth in such Subscription Agreement, not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.

(f)            Acquiror has no Subsidiaries apart from Merger Sub, Blocker Sub and the Blocker Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 6.13.           Brokers’ Fees. Except fees described in Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 6.14.           Indebtedness. None of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs has any Indebtedness.

Section 6.15.          Taxes.

(a)            All income and other material Tax Returns required to be filed by or with respect to Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)            The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(c)            There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs.

(d)            No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)            There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs.

(f)             None of the Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Acquiror and its Subsidiaries, taken as a whole.

(g)            No written claim has been made by any Governmental Authority where the Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(h)            None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between or among the Acquiror, Merger Sub, Blocker Sub and/or the Blocker Merger Subs and customary commercial contracts not primarily related to Taxes that were entered into with persons who are not Affiliates or equity owners of Acquiror).

(i)             None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(j)            None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is liable for Taxes of any other Person (other than Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(k)            None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l)            None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.

(m)           Neither the Acquiror nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).

(n)           Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.

Section 6.16.          Business Activities.

(a)            Since formation, none of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or to which Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or any acquisition of property by Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or the conduct of business by Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs.

(b)            Except for Merger Sub, Blocker Sub and the Blocker Merger Subs and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, none of Merger Sub, Blocker Sub or the Blocker Merger Subs owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)            Each of Merger Sub, Blocker Sub and the Blocker Merger Subs was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)            As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

(e)            Except as described in the Acquiror SEC Filings or in connection with the PIPE Investment, and except for the Subscription Agreements and the Registration Rights Agreement, the Sponsor Support Agreement and the other documents and transactions contemplated hereby and thereby, there are no transactions, Contracts, side letters, arrangements or understandings between Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, on the other hand.

Section 6.17.     Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “ASPL”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ASPL WS”. Acquiror is in compliance with the rules of the NYSE or Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE or Nasdaq, as applicable. None of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.18.     Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and to the Company Equityholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

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Section 6.19.     No Outside Reliance. Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 6.20.     No Additional Representation or Warranties. Except as provided in this Article VI, none of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and their respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

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Article VII

COVENANTS OF THE COMPANY

Section 7.1.       Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice; provided, that solely with respect to such obligation (and not with respect to any matter described in clauses (a)-(z) below), the Company or any of its Subsidiaries may take any action, including the establishment of any policy, procedure or protocol constituting COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of its employees, customers and others with whom it has business dealings and (ii) the Company shall inform Acquiror in writing of any such actions prior to the taking thereof (or if not practicable, promptly thereafter) and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(a)       change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)       make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any of the Company Interests or the equity interests of the Company or any of its Subsidiaries, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)       split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)       purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards;

(e)       enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) or Section 4.29 of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;

(f)        sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)       acquire any ownership interest in any real property;

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(h)       except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee having an annual base salary less than or equal to $350,000 in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including hiring or terminating the employment of any employee having an annual base salary greater than $350,000, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i)        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)       (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in each case of clauses (i) and (ii) in the ordinary course of business consistent with past practice;

(k)       (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than agreements that do not relate primarily to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(l)        take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;

(m)      issue any additional Company Interests or securities exercisable for or convertible into Company Interests, other than the issuance of Company Common Interests upon the exercise of Company Options in the ordinary course of business under Company Incentive Plans and the applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or grant any additional Company Awards or other equity or equity-based compensation;

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(n)      adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(o)       waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(p)      grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, except for the expiration (without opportunity to renew or extend) of Company Registered Intellectual Property in accordance with the applicable statutory term;

(q)      disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material Trade Secret of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(r)        make or commit to make capital expenditures unrelated to the acquisition, financing and/or maintenance of aircraft in the ordinary course of business other than in an amount not in excess of the amount set forth on Section 7.1(r) of the Company Disclosure Letter, in the aggregate;

(s)       manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(t)       enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u)      terminate without replacement or fail to use commercially reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v)      waive the restrictive covenant obligations of any current or former senior, managerial or otherwise key employee of the Company or any of the Company’s Subsidiaries;

(w)      (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

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(x)        terminate without replacement or amend in a manner materially detrimental to the Company or any of its Subsidiaries, taken as a whole, any insurance policy insuring material risks to the business of the Company or any of the Company’s Subsidiaries;

(y)      create or incur any Lien (except for a Permitted Lien) on any material asset, other than Liens created or incurred under the Closing Date Indebtedness; or

(z)       enter into any agreement to do any action prohibited under this Section 7.1.

Section 7.2.        Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries and subject to any relevant COVID-19 Measures, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.

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Section 7.3.       Preparation and Delivery of Additional Company Financial Statements.

(a)      The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018, the related consolidated statements of operations, members’ deficit and cash flows for each of the three (3) years in the period ended December 31, 2020, and the related notes, together with the report of the independent registered public accounting firm, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “Audited Consolidated Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Consolidated Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b)       If the Effective Time has not occurred prior to May 17, 2021, as soon as reasonably practicable following May 17, 2021, the Company shall deliver to Acquiror the condensed consolidated balance sheet as of March 31, 2021, and the related condensed consolidated statement of operations, members’ deficit and cash flows for the three (3) month period ended March 31, 2021 (the “Q1 2021 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 2021 Financial Statements in the same manner as the Unaudited Condensed Consolidated Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 7.4.       Affiliate Agreements. Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements (other than those set forth on Section 7.4 of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 7.5.       Treatment of Existing Indebtedness.

(a)       Prior to the Closing, the Company shall have used commercially reasonable efforts to deliver (by the applicable date required under the terms of the applicable documentation governing the relevant Closing Date Indebtedness) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of any Closing Date Indebtedness that the Company determines to pay off and terminate (or to cause to be paid off and terminated) at the Closing in its sole discretion.

(b)       Prior to or at the Closing, the Company shall deliver, or cause to be delivered, to Acquiror customary executed payoff letters dated as of the Closing Date (collectively, the “Payoff Letters”; drafts of which shall be provided to Acquiror no less than two (2) Business Days prior to the anticipated Closing Date), from the holders (or an agent (or similar Person) on behalf of all such holders) of any third-party Indebtedness for borrowed money of the Company and the Subsidiaries of the Company that the Company determines to pay (or to cause to be paid) at the Closing in its sole discretion (collectively, the “Closing Date Indebtedness”). Each of the Payoff Letters shall (i) be in form and substance reasonably satisfactory to Acquiror, (ii) confirm the aggregate outstanding amount (such amount under all Payoff Letters, collectively, the “Payoff Amount”) required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other outstanding and unpaid amounts under the applicable Closing Date Indebtedness as of the anticipated Closing Date, (iii) contain payment instructions for the applicable portion of the Payoff Amount (and the daily accrual of interest thereafter) and (iv) customarily evidence the satisfaction, irrevocable release and discharge of the Closing Date Indebtedness (including guarantees), and the agreement by such holders (or an agent (or similar Person) on behalf of all such holders) to release all Liens upon the payment of the applicable portion of the Payoff Amount in accordance with the relevant payment instructions, together with such other customary documents (including an authorization to file Uniform Commercial Code termination statements and applicable filings with the Federal Aviation Administration and the International Registry) and releases (in recordable form, if applicable) as are reasonably necessary to release all Liens (including mortgages) created in connection with the Closing Date Indebtedness.

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Section 7.6.       Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement (including the PIPE Investment).

Article VIII

COVENANTS OF ACQUIROR

Section 8.1.       Employee Matters.

(a)       Equity Plan. Prior to the Closing Date, Acquiror shall approve and adopt (x) an incentive equity plan in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

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(b)       No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.2.       Trust Account Proceeds and Related Available Equity.

(a)       If the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror or its Affiliates, as contemplated by Section 12.6) (the “Remaining Trust Amount”), is equal to or greater than the Minimum Remaining Trust Amount, then the condition set forth in Section 10.3(d) shall be satisfied; provided, that the parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of such Remaining Trust Amount to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.

(b)      Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 8.3.       Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing. Notwithstanding the foregoing, if the Company elects by written notice delivered to Acquiror, at least three (3) Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 9.2(a), Acquiror will delist the Acquiror Common Stock from the NYSE, effective as of no later than the Effective Time, and shall prepare and submit to Nasdaq Capital Market (“Nasdaq”) a listing application, in accordance with Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of the Acquiror Common Stock on Nasdaq from and after the Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

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Section 8.4.       No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning Acquiror or its Affiliates to any Person relating to, a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 8.5.       Acquiror Conduct of Business.

(a)      During the Interim Period, Acquiror shall, and shall cause Merger Sub, Blocker Sub and the Blocker Merger Subs to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), as reasonably required to effect the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub, Blocker Sub and the Blocker Merger Subs not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or as reasonably required to effect the Domestication) or the Ancillary Agreements or as required by Law:

(i)         seek any approval from the Acquiror Shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, except as contemplated by the Transaction Proposals;

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(ii)            except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)            (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

(iv)            take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;

(v)             other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)            incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) incurred among Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs;

(vii)           incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement);

(viii)         other than with respect to the PIPE Investment, (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(ix)            enter into any agreement to do any action prohibited under this Section 8.5.

(b)           During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub, Blocker Sub and the Blocker Merger Subs) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 8.6.         Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a)           the Board of Directors of Acquiror shall consist of eleven (11) directors, which directors shall initially include:

(i)              all directors to be designated by the Company (including two (2) designated by Delta under the Delta Investor Rights Agreement) pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement, other than the one (1) director designated by Acquiror pursuant to Section 8.6(a)(ii);

(ii)             one (1) director nominee to be designated by Acquiror, who shall be Ravi Thakran and who shall be assigned as a Class III Director pursuant to the Certificate of Incorporation of Acquiror effective as of the Effective Time; and

(iii)            one (1) board observer to be jointly designated by the Company’s Chief Executive Officer and Ravi Thakran, as soon as reasonably practicable following the date of this Agreement.

(b)           the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time;

(c)           the initial officers of Acquiror shall be designated by the Company pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement who each shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time; and

(d)           the Managing Member of the Surviving Company shall be the Acquiror, which shall serve in such capacity in accordance with the terms of the A&R LLC Agreement following the Effective Time.

Section 8.7.         Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-third of one Domesticated Acquiror Warrant.

Section 8.8.            Indemnification and Insurance.

(a)            From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company and its Subsidiaries) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Acquiror and its Subsidiaries) (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.8.

(b)            For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.8 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.8.

(d)            On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 8.9.             Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.10.          PIPE Subscriptions.

(a)            Unless otherwise approved in writing by the Company, Acquiror shall not (i) enter into a new Subscription Agreement with any PIPE Investor, (ii) consent to the assignment or transfer of any Subscription Agreement to any Person, including any replacement of any such agreement, (iii) increase or decrease the subscription amount under any Subscription Agreement, including any termination thereof, or (v) permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any provision or remedy under any of the Subscription Agreements that would increase conditionality or impose any new obligation on the Company or Acquiror; provided, that (x) no consent of the Company shall be required for any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and (y) the Company’s consent shall not be unreasonably withheld, conditioned or delayed other than in the case of clause (i) or clause (iii) where an additional PIPE Investment would increase the PIPE Investment Amount above $550 million and in the case of clause (iv), which matters shall be determined in the Company’s sole discretion subject to reasonable consultation with Acquiror. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to satisfy the conditions in the Subscription Agreements, and, if all conditions in the Subscription Agreements have been satisfied, to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

(b)            Without limiting Section 8.10(a), Acquiror shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) to the knowledge of Acquiror by any party to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount pursuant to any Subscription Agreement.

Section 8.11.          Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Article IX

JOINT COVENANTS

Section 9.1.            HSR Act; Other Filings.

(a)            In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)            Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)            Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Company Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d)            With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)            Each of the Company, on the one hand, and Acquiror, on the other hand, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 9.2.            Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals; Resale Registration.

(a)            Registration Statement and Prospectus.

(i)             As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such in the Domestication, (B) the shares of Domesticated Acquiror Class A Common Stock that constitute a portion of the Aggregate Merger Consideration and (C) the Registrable Exchange Securities to the extent Form S-4 is available for such registration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or equityholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)            To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)            Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)            If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)           Resale Registration.

(i)             To the extent that the resale of all of the Registrable Exchange Securities is not registered on the Proxy Statement/Registration Statement pursuant to Section 9.2(a)(C) above, Acquiror agrees to file with the SEC no later than the 30th calendar day following the Closing (the “Filing Deadline”) a shelf Registration Statement on Form S-1, or such other form under the Securities Act then available to Acquiror, providing for the resale of all of the Registrable Exchange Securities pursuant to Rule 415, from time to time, by the Company Equityholders (the “Resale Registration Statement”), which, for the avoidance of doubt, may be satisfied through the filing of a Form S-1 pursuant to the Registration Rights Agreement or the Subscription Agreements. Acquiror shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies Acquiror that it will “review” the Resale Registration Statement and (ii) the 10th business day after the date Acquiror is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an underwritten offering, a direct sale to purchasers or a sale through brokers or agents) to the Company Equityholders of any and all Registrable Exchange Securities.

(ii)             Promptly following the execution of this Agreement, Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) and jointly prepare the Resale Registration Statement to enable the Acquiror to file the Resale Registration Statement with the SEC no later than the Filing Deadline. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Resale Registration Statement to comply with the rules and regulations promulgated by the SEC. Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Resale Registration Statement, and each of the Acquiror and the Company shall, respectively, furnish all information concerning itself, its Subsidiaries and its respective members or stockholders as may be reasonably required in connection with the foregoing. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by the other in connection with the Resale Registration Statement and the transactions contemplated thereby, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Resale Registration Statement and the transactions contemplated thereby.

(c)            Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Wheels Up Experience Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibit A and Exhibit B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication, Mergers and PIPE Investment, (F) approval of the adoption by Acquiror of the equity plans described in Section 8.1, (G) the election of directors effective as of the Closing as contemplated by Section 8.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 9.2(c), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(d)            Company Equityholder Approvals. Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Equityholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Equityholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the equityholders of the Company for the purpose of voting solely upon the matters covered by the Company Equityholder Approvals, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall use its reasonable best efforts to obtain the Company Equityholder Approvals at such meeting of the equityholders of the Company and shall use its reasonable best efforts to take all other action necessary or advisable to secure the Company Equityholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective.

Section 9.3.            Support of Transaction. Without limiting any covenant contained in Article VII, or Article VIII Acquiror, the Company and each Blocker (solely with respect to its First Step Blocker Merger) shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as reasonably practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Company, the Blockers or their respective Affiliates are required to obtain in order to consummate the applicable Mergers, and (b) take such other action as soon as reasonably practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the applicable conditions of Article X or otherwise to comply with the applicable provisions of this Agreement and to consummate the applicable transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 9.3 will constitute a breach of Section 7.1.

Section 9.4.            Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne and paid by Acquiror following the Effective Time or the Surviving Company. The party required by applicable Law to file a Tax Return with respect to such Transfer Taxes and to pay such Transfer Taxes shall do so within the time periods prescribed by Law. Acquiror, the Company, the Surviving Company and the Company Equityholders shall cooperate regarding the filing of any Tax Returns with respect to the Taxes that are the subject of this Section 9.4.

Section 9.5.            Section 16 Matters. Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use reasonable best efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Interests (including derivative securities with respect to the Company Interests) and acquisitions of Acquiror Common Shares (including derivative securities with respect to Acquiror Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.

Section 9.6.            Cooperation; Consultation. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and use reasonable best efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing (or refinancing) arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors and shall be subject to any limitations under applicable Law and to any applicable COVID-19 Measures. Without limiting the foregoing, for purposes of this Section 9.6, the Acquiror consents to the refinancing of any of the Credit Documents, to the extent the Company reasonably determines to do so and for which the Company has provided reasonable prior notice of any such refinancing, provided that (x) the consummation of such refinancing transactions will not be a condition to the Closing or serve as a basis to delay or prevent the Closing, (y) the aggregate principal amount of any such refinancings shall not exceed the aggregate principal amount of the debt being refinanced plus an amount equal to unpaid accrued interest thereon, and reasonable and customary fees and expenses incurred in connection with such refinancing and (z) any such refinancings (A) shall be on customary market terms available at such time as reasonably determined by the Company and Acquiror and (B) shall permit the consummation of the transactions contemplated by this Agreement without any consents, waivers and/or amendments thereto.

Section 9.7.            Blocker Activities. During the Interim Period, each of the Blockers shall not, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law or as consented to by the Company and Acquiror in writing, engage in any of the activities described in Section 5.6 hereof or modify its Governing Documents.

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1.          Conditions to Obligations of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Company. The obligations of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Blockers and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)            The Acquiror Shareholder Approval shall have been obtained;

(b)            The Company Equityholder Approvals shall have been obtained;

(c)            The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d)            The waiting period or periods under the HSR Act and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have obtained, expired or been terminated, as applicable;

(e)            There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)            Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g)            The shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Mergers shall have been approved for listing on NYSE or, if elected by the Company pursuant to Section 8.3, Nasdaq; and

(h)            The Acquiror shall have received at least the Minimum PIPE Investment Amount in cash proceeds from the PIPE Investment.

Section 10.2.           Conditions to Obligations of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs. The obligations of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs:

(a)            (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements (including by Acquiror granting any consent under Section 7.1), (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) and the Blocker Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements (including by Acquiror granting any consent under Section 7.1), and (iii) each of the representations and warranties of the Company and the Blockers contained in this Agreement other than the Company Fundamental Representations and the Blocker Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that, for purposes of this Section 10.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)            Each of the covenants of each of the Company and the Blockers to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.2(b), a covenant of the Company or such Blocker shall only be deemed to have not been performed if the Company or such Blocker has materially breached such material covenant and failed to cure within twenty (20) days after written notice (or if earlier, the Agreement End Date);

(c)            There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 10.3.           Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Company Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            (i) The representations and warranties of Acquiror contained in Section 6.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement (including by the Company the granting of any consent under Section 8.5) and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)            Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects (other than Section 9.2(b)); provided, that for purposes of this Section 10.3(b) a covenant of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, as applicable, shall only be deemed to have not been performed if Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, as applicable, has materially breached such material covenant and failed to cure within twenty (20) days after written notice (or if earlier, the Agreement End Date);

(c)            The Domestication shall have been completed as provided in Section 8.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and

(d)            The Remaining Trust Amount shall be equal to or greater than the Minimum Remaining Trust Amount.

Section 10.4.           Conditions to the Obligations of the Blockers. The obligation of the Blockers to consummate, or cause to be consummated, the First Step Blocker Mergers is also subject to the satisfaction of the conditions set forth in Section 10.3, any one or more of which may be waived in writing by the Company.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1.           Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a)             by written consent of the Company and Acquiror;

(b)            by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Company Merger illegal or otherwise preventing or prohibiting consummation of the Company Merger;

(c)             by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)            by the Company if there has been a Modification in Recommendation;

(e)             by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is one-hundred and eighty (180) days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(f)             by Acquiror if the Company Equityholder Approvals shall not have been obtained five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

(g)            by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 11.2.           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1.           Trust Account Waiver. Each of the Company and the Blockers acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company and the Blockers further acknowledges that, as described in the prospectus dated September 22, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). Each of the Company and the Blockers acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Blockers hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the right of each the Company or the Blockers to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that each of the Company or the Blockers may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2.           Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3.           Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if delivery or receipt is confirmed, but excluding any delivery that results in an automated reply, such as an out-of-office notification), addressed as follows:

(a)            If to Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs prior to the Closing, or to Acquiror after the Effective Time, to:

Aspirational Consumer Lifestyle Corp.
1 King Seng Promenade
#18-07/12 Great World City
Singapore 237944
Attention:         Gilbert Ong
Email:               gilbert.ong@turmericap.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:          Howard L. Ellin
                          Christopher M. Barlow
Email:               howard.ellin@skadden.com
                          christopher.barlow@skadden.com

(b)            If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:

Wheels Up Partners Holdings LLC
601 West 26th Street
New York, New York 10001
Attention:        Chief Legal Officer
Email:              laura.heltebran@wheelsup.com

with copies to (which shall not constitute notice):

Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:       Thomas Yadlon
                        John Geelan
Email:             thomas.yadlon@arnoldporter.com
                        john.geelan@arnoldporter.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4.           Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5.           Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16.

Section 12.6.           Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including such expenses incurred by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(d). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 12.6 shall be paid upon consummation of the Company Merger and release of proceeds from the Trust Account. Any expenses incurred following the Effective Time, including any expenses related to any filings with the SEC, in connection with this Agreement and the transactions contemplated hereby, shall be borne and paid by Acquiror following the Effective Time or the Surviving Company.

Section 12.7.           Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.8.           Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9.           Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10.          Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement, and (c) the Mutual Nondisclosure Agreement, dated as of November 10, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (b) and (c), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11.         Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12.         Publicity.

(a)            All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b)            The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 12.12.

Section 12.13.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14.         Jurisdiction; Waiver of Jury Trial.

(a)            Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15.         Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16.         Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)            Solely with respect to the Company, Blockers, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as named parties hereto; and

(b)            except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17.         Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 12.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18.         Conflicts and Privilege.

(a)            Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Aspirational Group”), on the one hand, and (y) the Surviving Company and/or any member of the Wheels Up Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Aspirational Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Aspirational Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Aspirational Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Mergers.

(b)            Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Wheels Up Group”), on the one hand, and (y) the Surviving Company and/or any member of the Aspirational Group, on the other hand, any legal counsel, including Arnold & Porter Kaye Scholer LLP (“A&P”), that represented the Company prior to the Closing may represent any member of the Wheels Up Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Wheels Up Group, on the one hand, and A&P, on the other hand (the “A&P Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Wheels Up Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company agree not to assert that any privilege has been waived as to the A&P Privileged Communications, by virtue of the Mergers.

Section 12.19.         Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of Fidelity Research and Management or one or more Affiliates thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of Fidelity Research and Management or such Affiliate(s) as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of Fidelity Research and Management or any Affiliate thereof individually but are binding only upon GRTHCOCP Blocker, FSGRWCO Blocker, GROWTHCO Blocker, OTC Blocker and their assets and property.

Section 12.20.         DPJ Blocker. DPJ Blocker shall have the right, exercisable at any time by delivery of written notice to the Company and Acquiror on or prior to February 15, 2021, to designate that it shall no longer be considered a Blocker hereunder for any purpose, including, for the avoidance of doubt, for purposes of Blocker Merger IX (a “DPJ Blocker Withdrawal Notice”), which Blocker Merger shall no longer be contemplated hereunder as a transaction contemplated hereby. From and after the timely delivery by DPJ Blocker of a DPJ Blocker Withdrawal Notice, all references to Blocker Merger IX and DPJ Blocker Holdco shall be considered updated to refer to “intentionally omitted” or other suitable reference to indicate that Blocker Merger IX is no longer contemplated. For the avoidance of doubt, the delivery of a DPJ Blocker Withdrawal Notice shall have no effect on any transaction contemplated by this Agreement other than Blocker Merger IX, including the conversion of any Company Preferred Interests held by DPJ Blocker Holdco pursuant to Section 3.1(d) hereof.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

ASPIRATIONAL CONSUMER
LIFESTYLE CORP.

By:	/s/ Ravi Thakran
	Name:	Ravi Thakran
	Title:	Chief Executive Officer

KITTYHAWK MERGER SUB LLC
WHEELS UP BLOCKER SUB LLC

By:	/s/ Ravi Thakran
	Name:	Ravi Thakran
	Title:	Chief Executive Officer

KITTYHAWK BLOCKER SUB I INC.
KITTYHAWK BLOCKER SUB II INC.
KITTYHAWK BLOCKER SUB III INC.
KITTYHAWK BLOCKER SUB IV INC.
KITTYHAWK BLOCKER SUB V INC.
KITTYHAWK BLOCKER SUB VI INC.
KITTYHAWK BLOCKER SUB VII INC.
KITTYHAWK BLOCKER SUB VIII INC.
KITTYHAWK BLOCKER SUB IX INC.

By:	/s/ Ravi Thakran
	Name:	Ravi Thakran
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

WHEELS UP PARTNERS HOLDINGS LLC

By:	/s/ Kenneth Dichter
	Name:	Kenneth Dichter
	Title:	Chief Executive Officer

WHEELS UP NHF LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Joshua K. Spencer
	Name:	Joshua K. Spencer
	Title:	President

WHEELS UP NHT LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Joshua K. Spencer
	Name:	Joshua K. Spencer
	Title:	President

WHEELS UP USET LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Joshua K. Spencer
	Name:	Joshua K. Spencer
	Title:	President

GRTHCOCP WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Jonathan Davis
	Name:	Jonathan Davis
	Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]

FSGRWCO WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Jonathan Davis
	Name:	Jonathan Davis
	Title:	Authorized Signatory

GROWTHCO WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Jonathan Davis
	Name:	Jonathan Davis
	Title:	Authorized Signatory

OTC WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Jonathan Davis
	Name:	Jonathan Davis
	Title:	Authorized Signatory

NEA 15 WHEELS UP HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By: New Enterprise Associates 15, L.P., its Managing Member By: NEA Partners 15, L.P., its general partner By: NEA 15 GP, LLC, its general partner

By:	/s/ Stephanie S. Brecher
	Name:	Stephanie S. Brecher
	Title:	General Counsel

[Signature Page to Agreement and Plan of Merger]

DPJ HOLDCO INC.
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))

By:	/s/ Kenneth W. Morge
	Name:	Kenneth W. Morge
	Title:	President

[Signature Page to Agreement and Plan of Merger]